Exhibit 10.1

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE.  ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.  Nothing contained in thIS RESTRUCTURING SUPPORT AGREEMENT shall be an admission of fact or liability OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS RESTRUCTURING SUPPORT AGREEMENT IS THE PRODUCT OF SETTLEMENT DISCUSSIONS AMONG THE PARTIES HERETO.  ACCORDINGLY, THIS RESTRUCTURING SUPPORT AGREEMENT IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTS, IN EACH CASE, SUBJECT TO THE TERMS HEREOF.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (this “Agreement”), dated as of December 15, 2025, is entered into by and among:

(i)Zynex, Inc., Zynex Monitoring Solutions, Inc., Zynex Medical, Inc., Zynex NeuroDiagnostics, Inc., Pharmazy, Inc., Kestrel Labs, Inc. and Zynex Management LLC (each, a “Company Party” and collectively, the “Company Parties”);

(ii) Each undersigned lender under that certain Senior Secured Debtor-In-Possession Credit Agreement to be entered into by and among Zynex, Inc., as borrower, the guarantors party thereto, the lenders party thereto, and Wilmington Savings Fund Society, FSB, as administrative and collateral agent (each such lender being a “DIP Lender,” and together with their respective successors and permitted assigns and any subsequent DIP Lender that becomes a party hereto in accordance with the terms hereof, the “DIP Lenders”)1; and

(iii) Each undersigned holder of the Zynex, Inc. 5.00% Senior Convertible Notes due 2026 (the “Convertible Notes”) (each being a “Consenting Noteholder,” and together with their respective successors and permitted assigns and any subsequent Noteholder that becomes a party hereto in accordance with the terms hereof, the “Consenting Noteholders”).

1.	For the avoidance of doubt, Affiliated Lenders (as defined in the DIP Credit Agreement) are excluded from “DIP Lenders” to the extent of any consent or approval rights of the DIP Lenders herein.

Each Company Party, each Consenting Noteholder, each DIP Lender, and any subsequent Person that becomes a party hereto in accordance with the terms hereof are referred to herein as the “Parties” and individually as a “Party.”

WHEREAS, the Parties have agreed to the Restructuring Transactions (as defined herein) consistent with the terms and subject to the conditions set forth herein, including in the Restructuring Term Sheet (as defined herein), which are the product of arms’-length, good faith discussions between the Parties and their respective professionals;

WHEREAS, the DIP Lenders, through one or more entities established in connection with the Restructuring Transactions for such purpose, have agreed to sponsor a Chapter 11 plan of reorganization of the Company Parties in accordance with the Restructuring Transaction;

WHEREAS, the Company Parties intend to implement and consummate the Restructuring Transactions, including through the commencement by the Debtors of voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court;

WHEREAS, the Company Parties intend to market the Restructuring Transactions pursuant to the Bidding Procedures;

WHEREAS, in connection with such marketing process, the Debtors have agreed to designate the Restructuring Transactions as the Stalking Horse Bid and to seek the Bankruptcy Court’s approval of the Restructuring Transactions as the Stalking Horse Bid for the Debtors’ assets;

WHEREAS, the Company Parties have requested, and the DIP Lenders have agreed to provide, the DIP Financing Facility, on the terms and conditions set forth in the DIP Financing Documents, to fund the Debtors’ business and operations and the Chapter 11 Cases, including a competitive marketing process in respect of the Restructuring Transactions, on the terms and conditions set forth in the DIP Financing Documents;

WHEREAS, as of the date hereof, the Consenting Noteholders hold, or act as the nominee, investment adviser, sub-adviser, or investment manager to entities that hold, in the aggregate, approximately 80% of the aggregate outstanding principal amount of the Convertible Notes; and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement and the Restructuring Term Sheet.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Certain Definitions.

Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to them in the restructuring term sheet attached hereto as Exhibit A (together with all schedules, exhibits, and annexes attached thereto, including the DIP Term Sheet, the “Restructuring Term Sheet”).

As used in this Agreement, the following terms have the following meanings:

(a)“Ad Hoc Noteholder Group” means that certain group of Consenting Noteholders represented by Brown Rudnick LLP.

(b)“Alternative Transaction” means any plan, dissolution, winding up, liquidation, new-money investment, merger, amalgamation, acquisition, consolidation, debt investment, equity investment, share issuance, tender offer, recapitalization, share exchange, business combination, joint venture, provision of financing (including any debtor-in-possession financing or exit financing), sale or disposition, reorganization, merger, restructuring, or similar transaction involving any one or more Company Parties or the assets, debt, equity, or other interests in any one or more Company Parties other than the Restructuring Transactions; provided, that, for the avoidance of doubt, a transaction with a Successful Bidder that provides for the payment in full in cash of all DIP Obligations and is otherwise in accordance with the Bidding Procedures shall not constitute an Alternative Transaction.

(c)“Auction” means the auction to determine the Plan Sponsor conducted subject to the Bidding Procedures.

(d)“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as amended from time to time.

(e)“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas having jurisdiction over the Chapter 11 Cases.

(f)“Bidding Procedures Motion” means the Company Parties’ motion to approve the Bidding Procedures.

(g)“Bidding Procedures Order” means the order of the Bankruptcy Court approving the Bidding Procedures and the bid protections to be provided to the Ad Hoc Noteholder Group in their capacity as Stalking Horse Bidder.

(h)“Bidding Procedures” means the procedures governing the bidding with respect to selecting a Plan Sponsor.

(i)“Chapter 11 Cases” means the cases under chapter 11 of the Bankruptcy Code to be commenced by the Company Parties in the Bankruptcy Court.

(j)“Claim” has the meaning set forth in the Bankruptcy Code.

(k)“Commencement Date” means the date that the Company Parties commence the Chapter 11 Cases.

(l)“Confirmation Order” means an order of the Bankruptcy Court confirming the Plan.

(m)“Debtors” means the Company Parties that commence Chapter 11 Cases.

(n)“Definitive Documents” means the documents (including any related orders, agreements, instruments, schedules or exhibits) that are contemplated herein and by the Restructuring Term Sheet and that are otherwise necessary or desirable to implement, or otherwise relate to the Restructuring Transactions, including, without limitation:  (i) the Plan; (ii) each of the documents comprising the Plan Supplement; (iii) the Disclosure Statement; (iv) the Disclosure Statement Motion; (v) the Disclosure Statement Order; (vi) the Confirmation Order; (vii) the Bidding Procedures Motion; (viii) the Bidding Procedures Order and the Bidding Procedures approved thereunder; (ix) the DIP Credit Agreement and all other DIP Financing Documents; (x) the motion, seeking approval by the Bankruptcy Court of the DIP Financing Facility and the Financing Orders and/or authorizing the use of cash collateral (including any declarations or affidavits submitted in support thereof) (the “DIP Financing Motion”); (xi) the Financing Orders; (xii) the New Organizational Documents; and (xiii) any other material, agreements, motions (including “first day” motions), pleadings, briefs, applications (other than applications to retain or compensate the Company Parties’ advisors), orders and other filings made by the Company Parties with the Bankruptcy Court, including, without limitation the KEIP/KERP Motion and KEIP/KERP Order.  Each of the Definitive Documents shall contain terms and conditions consistent in all material respects with this Agreement and the Restructuring Term Sheet, and shall otherwise be reasonably acceptable to the Requisite Consenting Noteholders, including with respect to any modifications, amendments, deletions, or supplements to such Definitive Documents at any time during the RSA Support Period; provided that, notwithstanding anything herein to the contrary, the Plan, Confirmation Order, the Financing Orders, the Bidding Procedures Order, the KEIP/KERP Order, and the New Organizational Documents shall be in form and substance acceptable to the Requisite Consenting Noteholders in their sole discretion.

(o)“DIP Credit Agreement” means the Senior Secured Debtor-In-Possession Credit Agreement to be entered into by and among Zynex, Inc., as borrower, the guarantors party thereto, the lenders party thereto, and the DIP Financing Agent.

(p)“DIP Financing Agent” means Wilmington Savings Fund Society, FSB, in its capacity as Administrative Agent and Collateral Agent, under the DIP Financing Documents, and its successors and assigns.

(q)“DIP Financing Documents” means, collectively, the DIP Credit Agreement as applicable, and any and all other agreements, documents, and instruments delivered or entered into in connection therewith, including any guarantee agreements, pledge and collateral agreements, and other security documents evidencing the DIP Financing Facility on terms and conditions consistent with the DIP Financing Term Sheet.

(r)“DIP Financing Facility” means the debtor-in-possession financing facility to be provided to the Company Parties in accordance with the terms, and subject in all respects to the terms and conditions, as set forth in the DIP Financing Documents and the Financing Orders.

(s)“DIP Milestones” means the milestones set forth in the DIP Credit Agreement.

(t)“DIP Obligations” has the meaning ascribed to it in the DIP Term Sheet, and includes, without limitation, the aggregate principal amount of all term loan advances, interest, fees, costs and expenses under the DIP Financing Facility (including, without limitation, the Back-Stop Fee, the Upfront Fee, the Exit Fee and the Minimum Return Payment, as each term is defined in the DIP Credit Agreement).

(u)“DIP Term Sheet” means the term sheet setting forth the material terms of the DIP Financing Facility attached to the Restructuring Term Sheet as Schedule 1.

(v)“Disclosure Statement Motion” means the motion seeking conditional approval of the Disclosure Statement and entry of the Disclosure Statement Order.

(w)“Disclosure Statement Order” means an order of the Bankruptcy Court conditionally approving the Disclosure Statement, the Plan Solicitation Materials, and the procedures for solicitation of the Plan.

(x)“Disclosure Statement” means the disclosure statement in respect of the Plan, including all exhibits and schedules thereto, as approved or ratified by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

(y)“Financing Orders” shall have the meaning set forth in the DIP Term Sheet.

(z)“KEIP/KERP Motion” means the Debtors’ motion seeking entry of an order approving the Debtors’ proposed key employee incentive program and key employee retention program.

(aa)“KEIP/KERP Order” means an order of the Bnakrptcy Court granting the relief requested in the KEIP/KERP Motion.

(bb)“New Organizational Documents” means the new Organizational Documents of Reorganized Zynex and its direct or indirect subsidiaries, as applicable, and the identity of proposed members of Reorganized Holding’s board of directors, including any shareholders agreement, registration agreement, or similar document.

(cc)“Noteholders” means the holders of the Convertible Notes.

(dd)“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized or formed (such as a certificate of incorporation, certificate of formation, certificate of limited partnership, or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) or which relate to the internal governance of such Person (such as by-laws, a partnership agreement, or an operating, limited liability company, shareholders, or members agreement).

(ee)“Person” means any “person” as defined in section 101(41) of the Bankruptcy Code, including, without limitation, any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or other entity.

(ff)“Plan” has the meaning ascribed to it in the Restructuring Term Sheet.

(gg)“Plan Effective Date” means the date upon which all conditions precedent to the effectiveness of the Plan have been satisfied or waived in accordance with the terms thereof, as the case may be, and the Plan is substantially consummated.

(hh)“Plan Solicitation Materials” means the ballots and other related materials to be distributed in connection with the solicitation of votes on the Plan.

(ii)“Plan Sponsor” means the Successful Bidder, which may be the Stalking Horse Bidder, to be designated by the Debtors and disclosed in the Plan Supplement.

(jj)“Plan Supplement” means the compilation of documents and/or forms of documents, agreements, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court, and all schedules, exhibits, ballots, solicitation procedures, and other documents and instruments related thereto, as may be amended, supplemented, or modified from time to time.

(kk)“Reorganized Zynex” means Zynex, Inc. as reorganized pursuant to the Restructuring Transactions.

(ll)“Required DIP Lenders” has the meaning ascribed to it under the DIP Credit Agreement.

(mm)“Requisite Consenting Noteholders” means, as of the date of determination, Consenting Noteholders holding at least 50.01% in aggregate principal amount outstanding of the Convertible Notes held by all Consenting Noteholders as of such date.

(nn)“Restructuring Expenses” means all reasonable and documented fees and expenses owed by the Company Parties and incurred by the Ad Hoc Noteholder Group, including the reasonable and documented fees and expenses of Brown Rudnick LLP, one local counsel, one regulatory counsel, and one financial advisor engaged by the Ad Hoc Noteholder Group.

(oo)“Restructuring Transactions” means all acts, events, and transactions contemplated by, required for, and taken to implement the restructuring of the Company Parties in accordance with this Agreement and the Restructuring Term Sheet, including the Plan.

(pp)“RSA Support Period” means the period commencing on the Support Effective Date and ending on the earlier of (i) the date on which this Agreement is terminated in accordance with Section 5 and (ii) the Plan Effective Date.

(qq)“SEC” means the Securities and Exchange Commission.

(rr)“Securities Act” means the Securities Act of 1933, as amended.

(ss)“Stalking Horse Bid” has the meaning ascribed to it in the Restructuring Term Sheet.

(tt)“Stalking Horse Bidder” has the meaning ascribed to it in the Restructuring Term Sheet.

(uu)“Successful Bid” has the meaning ascribed to it in the Restructuring Term Sheet.

(vv)“Successful Bidder” means the bidder determined by the Debtors to have submitted the higher and best bid at the Auction, if any, and who shall serve as the Plan Sponsor; provided, that if the Stalking Horse Bid is not the Successful Bid, then the Successful Bid shall provide for the payment in full in cash of all DIP Obligations as a when required under the DIP Loan Documents, and shall otherwise be in accordance with the Bidding Procedures.

(ww)“Support Effective Date” means the date on which the counterpart signature pages to this Agreement have been executed and delivered by (i) the Company Parties, (ii) the DIP Lenders, and (iii) Consenting Noteholders holding at least 66 2/3% in aggregate principal amount outstanding of the Convertible Notes.

(xx)“Trustee” means the indenture trustee with respect to the Convertible Notes.

2.	Restructuring Term Sheet.

The Restructuring Term Sheet is expressly incorporated herein by reference and made part of this Agreement as if fully set forth herein.  The Restructuring Term Sheet, including the schedules, annexes and exhibits thereto, sets forth certain material terms and conditions of the Restructuring Transactions.  Notwithstanding anything else in this Agreement to the contrary, in the event of any inconsistency between this Agreement and the Restructuring Term Sheet (including the attachments thereto, as applicable), the Restructuring Term Sheet (including the attachments thereto, as applicable) shall control.

3.	Agreements of the Consenting Noteholders and DIP Lenders.

(a)Consenting Noteholder Agreement to Support.  During the RSA Support Period, subject to the terms and conditions hereof, each of the Consenting Noteholders agrees, severally and not jointly, that it shall:

(i)support the Restructuring Transactions and take any and all reasonable actions necessary to consummate the Restructuring Transactions, in a manner consistent with this Agreement and the Restructuring Term Sheet;

(ii)refrain from initiating (or directing or encouraging any other Person to initiate) any actions, including legal proceedings, that are inconsistent with, or that would delay, prevent, frustrate or impede the approval, confirmation or consummation, as applicable, of the Restructuring Transactions;

(iii)not direct the Trustee to take any action inconsistent with the Consenting Noteholders’ obligations under this Agreement, and, if the Trustee takes any action inconsistent with the Consenting Noteholders’ obligations under this Agreement, the Consenting Noteholders shall direct and use their commercially reasonable efforts to cause the Trustee to cease, withdraw, and refrain from taking any such action; provided that the Consenting Noteholders shall not be required to indemnify or otherwise incur any liability to any Trustee;

(iv)timely vote (pursuant to the Plan) or cause to be voted all of its Claims (including on account of any claims that are owned or controlled by such Consenting Noteholder) to accept the Plan by delivering its duly executed and completed ballot or ballots, as applicable, accepting the Plan on a timely basis following commencement of the solicitation of acceptances of the Plan in accordance with sections 1125 and 1126 of the Bankruptcy Code;

(v)negotiate in good faith with the Company Parties the forms of the Definitive Documents and execute the Definitive Documents (to the extent such Consenting Noteholder is a party thereto);

(vi)not change or withdraw its votes to accept the Plan (or cause or direct such vote to be changed or withdrawn); provided, however, that such vote shall, without any further action by the applicable Consenting Noteholder, be deemed automatically revoked (and, upon such revocation, deemed void ab initio) by the applicable Consenting Noteholder at any time following the expiration of the RSA Support Period; and

(vii)other than in respect of any such rights preserved under Section 3(d) below, not directly or indirectly, through any Person, take any action, including initiating (or encouraging any other Person to initiate) any legal proceeding, that is inconsistent with or that would reasonably be expected to prevent, interfere with, delay, or impede the consummation of the Restructuring Transactions, including the approval of the DIP Financing Motion, the entry of the Financing Orders, if applicable, the approval of the Disclosure Statement Motion or entry of the Disclosure Statement Order, if applicable any motion to approve any key employee retention program or key employee incentive program or the solicitation of votes on, and confirmation of, the Plan.

(b)Transfers.

(i)Each Consenting Noteholder and each DIP Lender agrees that, for the duration of the RSA Support Period, such Consenting Noteholder or DIP Lender, as applicable, shall not sell, transfer, loan, issue, participate, pledge, hypothecate, assign or otherwise dispose of (other than ordinary course pledges or swaps) (each, a “Transfer”), directly or indirectly, in whole or in part, any of its Claims, including any beneficial ownership in any such Claims,2 or any option thereon or any right or interest therein, unless the transferee thereof either (A) is a Consenting Noteholder or DIP Lender, as applicable, (with respect to a Transfer by a Consenting Noteholder or DIP Lender) or (B) prior to such Transfer, agrees in writing for the benefit of the Parties to become a Consenting Noteholder or DIP Lender, as applicable, and to be bound by all of the terms of this Agreement applicable to Consenting Noteholders or DIP Lender, as applicable, (including with respect to any and all Claims it already may hold against or in the Company Parties prior to such Transfer) by executing a joinder agreement, a form of which is attached hereto as Exhibit B (a “Joinder Agreement”), and delivering an executed copy thereof within two (2) business days of such execution, to (1) Simpson Thacher & Bartlett LLP (“Simpson Thacher”) and Reed Smith LLP (“Reed Smith”), as counsel to the Company Parties and (2) Brown Rudnick LLP, (“Brown Rudnick”), as counsel to the Ad Hoc Noteholder Group in which event (x) the transferee shall be deemed to be a Consenting Noteholder or DIP Lender hereunder, as applicable, to the extent of such Transferred Claims and (y) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of and solely with respect to such Transferred Claims (but not with respect to any other Claims or equity interests acquired or held by such transferor) (such Transfer, a “Permitted Transfer” and such party to such Permitted Transfer, a “Permitted Transferee”).  Each Consenting Noteholder and each DIP Lender agrees that any Transfer of any Claim that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and the Company Parties and each other Consenting Noteholder and DIP Lender, as applicable, shall have the right to enforce the voiding of such Transfer.

(ii)Notwithstanding anything to the contrary herein, (A) a Qualified Marketmaker3 that acquires any Claims subject to this Agreement held by a Consenting Noteholder with the purpose and intent of acting as a Qualified Marketmaker for such Claims, shall not be required to become a party to this Agreement as a Consenting Noteholder, if such Qualified Marketmaker Transfers such Claims (by purchase, sale, assignment, or other similar means) within the earlier of (x) ten (10) business days of its acquisition and (y) three (3) business day prior to the plan voting deadline to a Permitted Transferee and the Transfer otherwise is a Permitted Transfer; provided, that a Qualified Marketmaker’s failure to comply with this Section 3(b) shall result in the Transfer of such Claims to such Qualified Marketmaker being deemed void ab initio, and (B) to the extent any Party is acting solely in its capacity as a Qualified Marketmaker, it may Transfer any ownership interests in the Claims that it acquires from a holder of Claims that is not a Consenting Noteholder to a transferee that is not a Consenting Noteholder at the time of such Transfer without the

2.

As used herein, the term “beneficial ownership” means the direct or indirect economic ownership of, and/or the power, whether by contract or otherwise, to direct the exercise of the voting rights and the disposition of, any Claims subject to this Agreement or the right to acquire such Claims.

3.

As used herein, the term “Qualified Marketmaker “ means an entity that (a) holds itself out to the public, as a purchaser from customers and seller to customers of claims against, or equity interests in, the Company Parties, or as a market maker in such claims and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including term, loans, or debt or equity securities).

requirement that the transferee be or become a signatory to this Agreement or execute a Joinder Agreement.

(iii)This Section 3(b) shall not impose any obligation on the Company Parties to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Noteholder or DIP Lender to Transfer any Claims.  Notwithstanding anything to the contrary herein, to the extent the Company Parties and another Party have entered into a separate agreement with respect to the issuance of a “cleansing letter” or other public disclosure of information, the terms of such confidentiality agreement shall continue to apply and remain in full force and effect according to its terms.

(a)Additional Claims.  This Agreement shall in no way be construed to preclude a Consenting Noteholder or DIP Lender from acquiring additional Claims; provided that, to the extent any Consenting Noteholder or DIP Lender (i) acquires additional Claims, (ii) holds or acquires any other claims against the Company Parties or (iii) holds or acquires any equity interests in the Company Parties entitled to vote on the Plan, then, in each case, each such Consenting Noteholder or DIP Lender, as applicable, shall promptly notify Simpson Thacher, Reed Smith, and Brown Rudnick, and each such Consenting Noteholder or DIP Lender, as applicable, agrees that all such Claims and/or equity interests shall be subject to this Agreement, and agrees that, for the duration of the RSA Support Period with respect to such Consenting Noteholder or DIP Lender, as applicable, and subject to the terms of this Agreement, it shall vote in favor of the Plan (or cause to be voted) any such additional Claims and/or equity interests entitled to vote on the Plan (to the extent still held by it on or on its behalf at the time of such vote), in a manner consistent with Section 3(a) hereof.  For the avoidance of doubt, any obligation to vote for the Plan or any other plan of reorganization shall be subject to sections 1125 and 1126 of the Bankruptcy Code.

(b)Preservation of Rights.  Notwithstanding the foregoing, nothing in this Agreement, and neither a vote to accept the Plan by any Consenting Noteholder, nor the acceptance of the Plan by any Consenting Noteholder, shall:  (i) be construed to limit the consent or approval rights provided in this Agreement, the Restructuring Term Sheet, or the Definitive Documents; (ii) prevent any Consenting Noteholder from (a) enforcing this Agreement or a Definitive Document, (b) contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or any Definitive Documents, or (c) exercising any rights or remedies under this Agreement or any Definitive Documents; (iii) limit the rights of any Consenting Noteholder under any applicable bankruptcy, insolvency, foreclosure or similar proceeding, or be construed to prohibit any Consenting Noteholder from appearing as a party-in-interest in any matter to be adjudicated in or arising in connection with the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement or such Consenting Noteholder’s obligations hereunder and are not for the purpose of hindering, delaying, or preventing the consummation of the Restructuring Transactions; (iv) limit the ability of any Consenting Noteholder to purchase, sell, or enter into any transaction in connection with its Claims, in compliance with the terms hereof and applicable law; (v) constitute a waiver or amendment of any provision of the indenture with respect to the Convertible Notes or any related documents or any other documents or agreements that give rise to a Consenting Noteholder’s Claims; (vi) bar any Consenting Noteholder or the Trustee on behalf of the

Consenting Noteholders from filing a proof of claim with the Bankruptcy Court, or taking action to establish the amount of such claim; (vii) affect the ability of any Consenting Noteholder to consult with any other Consenting Noteholder, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), subject to applicable confidentiality agreements; (viii) impair or waive the rights of any Consenting Noteholder to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; (ix) require any Consenting Noteholder to incur, assume, or become liable for any financial or other liability or obligation other than as expressly described in this Agreement; (x)(a) prevent any Consenting Noteholder from taking any action that is required by applicable law or (b) require any Consenting Noteholder to take any action that is prohibited by applicable law or to waive or forego the benefit of any applicable legal privilege; (xi) prevent any Consenting Noteholder by reason of this Agreement or the Restructuring Transactions from making, seeking, or receiving any regulatory filings, notifications, consents, determinations, authorizations, permits, approvals, licenses, or the like, in each case consistent with the Restructuring Transactions; (xii) prohibit any Consenting Noteholder from taking any action that is not inconsistent with this Agreement or a Definitive Document; or (xiii) limit the ability of any Consenting Noteholder to assert any rights, claims, or defenses under the Convertible Notes, and any related documents or any other documents or agreements that give rise to a Consenting Noteholder’s Claims, to the extent the assertion of such rights, claims, or defenses are not inconsistent with this Agreement or such Consenting Noteholder’s obligations hereunder.

(c)DIP Lender Agreement to Support.  During the RSA Support Period, subject to the terms and conditions hereof, each of the DIP Lenders agrees, severally and not jointly, that it shall, and that any successors and assigns of such DIP Lender under the DIP Credit Agreement shall:

(i)directly or through one more affiliated funds or financing vehicles (or funds or accounts advised or sub-advised by such person), fund the amount of the DIP Financing Facility set forth on its signature page under the heading “DIP Financing Commitment” subject to the terms and conditions of the DIP Financing Documents (as to each DIP Financing Lender, the “DIP Financing Commitment”);

(ii)through one or more Persons established for such purpose, serve as the Stalking Horse Bidder and credit bid a portion or all of their DIP Loans (in an amount to be determined by the DIP Lenders in their sole and absolute discretion) for all or substantially all of the assets and/or capital stock of the Debtors; and

(iii)to the extent that the Stalking Horse Bidder is the Successful Bidder, serve as the Plan Sponsor.

4.	Agreements of the Company Parties.

(a)Covenants.  Each Company Party agrees that, for the duration of the RSA Support Period, such Company Party shall:

(i)support and use commercially reasonable efforts to consummate and complete the Restructuring Transactions, and all transactions contemplated under this Agreement (including, without limitation, those described in the Restructuring Term Sheet);

(ii)take any and all reasonably necessary actions in furtherance of the Restructuring Transactions, including, without limitation:  (1) complete and file, within the timeframes contemplated herein, the Plan, the Disclosure Statement, and the other Definitive Documents; (2) use commercially reasonable efforts to obtain entry of the Confirmation Order, the Disclosure Statement Order, Financing Orders (as applicable), and orders of the Bankruptcy Court approving any other Definitive Document requiring the approval of the Bankruptcy Court within the timeframes contemplated by this Agreement, including pursuant to the DIP Milestones (or, if this Agreement is silent, as soon as reasonably practicable); (3) prosecute and defend any objections or appeals relating to the Financing Orders, the Bidding Procedures Order, the Disclosure Statement Order, the Confirmation Order, and/or the Restructuring Transactions or any Definitive Document filed or entered into by a Company Party in connection therewith; (4) designate the Credit Bid of the DIP Obligations as the Stalking Horse Bid and, subject to the marketing process set forth in the Bidding Procedures and any higher and better bids obtained thereunder, the Successful Bid; (5) enter into a settlement agreement, in form and substance as required under the DIP Credit Agreement, with the Department of Justice settling all claims and causes of action brought by the Department of Justice against the Debtors; and (6) not take any action that is inconsistent with, or to alter, delay, impede, or interfere with, approval of the DIP Financing Motion, the Bidding Procedures, the Disclosure Statement, confirmation of the Plan, or consummation of the Plan and the Restructuring Transactions or any Definitive Document filed or entered into by a Company Party;

(iii)to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, take all steps reasonably necessary and desirable to address any such impediment;

(iv)use commercially reasonable efforts to obtain any and all required regulatory, governmental and/or third-party approvals that are necessary or reasonably advisable to effectuate and consummate for the Restructuring Transactions;

(v)negotiate in good faith to execute and deliver the Definitive Documents and any other agreements that are necessary or reasonably advisable to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(vi)other than pursuant to the Bidding Procedures, not seek, solicit, propose, or support an Alternative Transaction; provided, however, that if the Company Parties receive an unsolicited bona fide proposal or expression of interest in undertaking an Alternative Transaction, the Company Parties will, subject to the Bidding Procedures, within 48 hours of the receipt of such proposals or expression of interest, notify the Consenting Noteholders in accordance with Section 20 hereof (or solely to Brown Rudnick to the extent notice of the bona fide proposal or expression of interest is marked as confidential; provided that the Company Parties shall use commercially reasonable efforts to obtain permission for Brown Rudnick to share such bona fide proposal or expression of interest with the Consenting

Noteholders as soon as practicable) of the receipt thereof, with such notice to include the materials terms thereof, including the identity of the Person or Persons involved;

(vii)provide (if reasonably practicable, at least two (2) business days before filing, and if such notice is not reasonably practicable, then as soon as reasonably practicable) draft copies of all “first day” motions and orders, including a first day declaration and the motion seeking approval of the DIP Financing Facility and the Bidding Procedures Motion, which final forms of such pleadings, in each case, shall be in form and substance reasonably acceptable to the Requisite Consenting Noteholders;

(viii)provide (if reasonably practicable, at least two (2) business days before filing, and if such notice is not reasonably practicable, then as soon as reasonably practicable) draft copies of all motions or applications and other documents (including the Plan, the Disclosure Statement, the ballots and other solicitation materials in respect of the Plan, and the Confirmation Order) that the Company Parties intend to file with the Bankruptcy Court and consult in good faith with such counsel regarding the form and substance of any such proposed filing with the Bankruptcy Court;

(ix)file the “first day” motions reasonably determined by the Company Parties, in form and substance reasonably acceptable to the Requisite Consenting Noteholders, to be necessary, and to seek interim and final (to the extent necessary) orders, in form and substance reasonably acceptable to the Company Parties and acceptable to the Requisite Consenting Noteholders, from the Bankruptcy Court approving the relief requested in the first day” motions;

(x)not, nor encourage any other person or entity to, take any action which would, or would reasonably be expected to, breach or be inconsistent with this Agreement or delay, impede, appeal, or take any other negative action, directly or indirectly, to interfere with the acceptance, confirmation, or consummation of the Plan or implementation of the Restructuring Transactions;

(xi)subject to appropriate confidentiality arrangements, provide to the Consenting Noteholders and their professionals, upon reasonable advance notice to the Company Parties:  (A) reasonable access (without any material disruption to the conduct of the Company Parties’ business) during normal business hours to the Company Parties’ books, records, and facilities; (B) reasonable access to the respective management and advisors of the Company Parties for the purposes of evaluating the Company Parties’ finances and operations and participating in the planning process with respect to the Restructuring Transactions; (C) access to any information provided to any existing or prospective financing sources (including lenders under any debtor-in-possession and/or exit financing); and (D) responses to all reasonable diligence requests;

(xii)pay all Restructuring Expenses in accordance with Section 16 of this Agreement;

(xiii)subject to applicable laws, use commercially reasonable efforts to, consistent with the pursuit and consummation of the Restructuring Transactions, preserve intact in all material respects the current business operations of the Company Parties, and maintain such business operations and relationships with third parties (including, without limitation, governmental and regulatory authorities and employees) in the ordinary course and provide updates to the advisors to the Ad Hoc Noteholder Group with respect to any material development in connection with any Company Party, including, without limitation, businesses, operations (including, without limitation, material changes to the cash management system, employee benefit programs, and insurance and surety programs), material expenditures outside the ordinary course of business, and relationships with material third parties (including, without limitation, co-owners, vendors, lessors, and customers);

(xiv)not commence or support any avoidance action or other legal proceeding (or consent to any other Person obtaining standing to commence any such avoidance action or other legal proceeding) that challenges the validity, enforceability, or priority of the Convertible Notes or the DIP Financing Facility;

(xv)oppose and, if necessary, object to any avoidance action or other legal proceeding by any Person that challenges the validity, enforceability, or priority of the Convertible Notes or the DIP Financing Facility;

(xvi)oppose and, if necessary, object to any motion filed with the Bankruptcy Court by any Person (i) seeking the entry of an order terminating the Company Parties’ exclusive right to file and/or solicit acceptances of a plan of reorganization or (ii) seeking the entry of an order terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) other than the DIP Financing Motion;

(xvii)not file any pleading seeking entry of an order, and object to any motion filed with the Bankruptcy Court by any person seeking the entry of an order, (i) directing the appointment of a trustee or examiner with expanded powers, (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iii) dismissing the Chapter 11 Cases, (iv) denying confirmation of the Plan, or (v) for relief that (x) is inconsistent with this Agreement in any material respect or (y) would reasonably be expected to frustrate the purposes of this Agreement, including by preventing or delaying the consummation of the Restructuring Transactions;

(xviii)cooperate in good faith and coordinate with the DIP Lenders, the Consenting Noteholders, and the Ad Hoc Noteholder Group to structure and implement the Restructuring Transactions in a tax efficient manner;

(xix)cooperate in good faith with and facilitate responses to the DIP Lenders’ or Consenting Noteholders’ reasonable due diligence requests regarding the Restructuring Transactions; and

(xx)provide prompt written notice (in accordance with Section 20 hereof) to the Consenting Noteholders and Brown Rudnick between the date hereof and the Plan Effective Date of (A) receipt of any written notice from any third party alleging that the consent of such party is or may be required in connection with the Restructuring Transactions; (B) receipt of any written notice from any governmental body in connection with this Agreement or the Restructuring Transactions; and (C) receipt of any written notice of any proceeding commenced, or, to the actual knowledge of the Company Parties, threatened against the Company Parties, relating to or involving or otherwise affecting the Restructuring Transactions.

(b)Negative Covenants. Each Company Party agrees that, for the duration of the RSA Support Period, such Company Party shall not, without the consent of the Required DIP Lenders:

(i)object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(ii)except for any actions related to any investigation by the Company Parties, take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation, and consummation of the Restructuring Transactions described in this Agreement or the Plan;

(iii) seek to enter into, amend or modify the Definitive Documents, in whole or part, in a manner that is not consistent with this Agreement in all material respects;

(iv)engage in any merger, consolidation, disposition, acquisition, investment, dividend, incurrence of indebtedness, or other similar transaction outside the ordinary course of business, except (i) sales of inventory in the ordinary course, other than those sales made pursuant to or under the Prepetition Receivable Financing Facility (which shall not be permitted after the Petition Date); (ii) sales of equipment no longer useful in the business; and (iii) to the extent contemplated and expressly authorized under the Approved Budget;

(v)except to the extent that the Stalking Horse Bid is not the Successful Bid, reject any agreement, contract, or lease pursuant to section 365 of the Bankruptcy Code absent consent of the Required DIP Lenders;

(vi)except for any actions specifically contemplated by this Agreement and required for the implementation of the Restructuring Transactions, enter into any material contract or agreement with any supplier, customer or joint venture partner, or amend, waive, or terminate any such existing agreement, outside the ordinary course of business;

(vii)except for the relief requested in the KEIP/KERP Motion, with respect to the Company Parties’ executive officers or other insiders, enter into or amend any employee benefit, deferred compensation, incentive, retention, bonus, transition services, or other compensatory arrangements, policies, programs, practices, plans (including key employee incentive programs, key employee retention plans, or plans of similar nature), or agreements, including offer letters, employment agreements, consulting agreements, severance agreements, or change in control agreements or file a motion or seek other approval with respect to any of the foregoing; or

(viii)file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or is otherwise not in form and substance acceptable to the Required DIP Lenders and Requisite Consenting Noteholders.

(c)Automatic Stay.  The Company Parties acknowledge and agree and shall not dispute that after the commencement of the Chapter 11 Cases, the giving of notice of termination by any Party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and the Company Parties hereby waive, to the greatest extent legally possible, the applicability of the automatic stay to the giving of such notice); provided that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of default or termination was not proper under the terms of this Agreement.

(d)Milestones. The Company Parties shall comply with each of the DIP Milestones set forth in the DIP Credit Agreement, as applicable, unless otherwise expressly and mutually agreed in writing among the Company Parties and the Requisite Consenting Noteholders (in each case, with email from counsel being sufficient).

5.	Termination of Agreement.

(a)This Agreement shall terminate upon the receipt of written notice to the other Parties, delivered in accordance with Section 20 hereof, from, as applicable, (x) the Requisite Consenting Noteholders at any time after the occurrence of any Noteholder Termination Event (as defined herein); (y) the Required DIP Lenders at any time after the occurrence of any DIP Lender Termination Event (as defined herein); or (z) Company Parties at any time after the occurrence of any Company Termination Event (as defined herein), as applicable. Notwithstanding any provision to the contrary in this Section 5, no Party may exercise any of its respective termination rights as set forth herein if such Party has failed to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure to perform or comply arises as a result of another Party’s actions or inactions), with such failure to perform or comply causing, or resulting in, the occurrence of a Noteholder Termination Event, DIP Lender Termination Event, or Company Termination Event specified herein. This Agreement shall terminate on the Plan Effective Date without any further required action or notice.

(b)A “Noteholder Termination Event” shall mean any of the following:

(i)the breach by any Company Party of (a) any covenant contained in this Agreement or (b) any other obligations of the Company Parties set forth in this Agreement, and, in each case, in any material respect, and, in either respect, such breach remains uncured (solely to the extent capable of being cured) for a period of three (3) business days following the Company Parties’ receipt of written notice pursuant to Sections 5(a) and 20 hereof (as applicable);

(ii)any representation or warranty in this Agreement made by a Company Party shall have been untrue in any material respect when made or shall have become untrue in any material respect, and such breach remains uncured for a period of three (3) business days following the Company’s receipt of notice pursuant to Sections 5(a) and 20 hereof (as applicable);

(iii)the Definitive Documents and any amendments, modifications, or supplements thereto filed or entered into by the Company Parties include terms that are inconsistent with the Restructuring Term Sheet and are not otherwise acceptable to the Requisite Consenting Noteholders, and such event remains unremedied for a period of three (3) business days following the Company Parties’ receipt of notice pursuant to Sections 5(a) and Section 20 hereto (as applicable);

(iv)a Definitive Document alters the treatment of the Consenting Noteholders specified in the Restructuring Term Sheet without complying with Section 9 hereof and the Requisite Consenting Noteholders, have not otherwise consented to such Definitive Document;

(v)the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order declaring this Agreement to be unenforceable, enjoining the consummation of the Restructuring Transactions or rendering illegal this Agreement, the Plan or the Restructuring Transactions, and either (A) such ruling, judgment or order has been issued at the request of or with the acquiescence of a Company Party, or (B) in all other circumstances, such ruling, judgment or order has not been not stayed, reversed or vacated within fifteen (15) calendar days after such issuance;

(vi)the Support Effective Date shall not have occurred on or before the Commencement Date;

(vii)the Company Parties fail to satisfy any Milestone under the DIP Credit Agreement which has not been waived or extended by the Required DIP Lenders;

(viii)the Bankruptcy Court enters an order (A) directing the appointment of a trustee or examiner with expanded powers, (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Cases, (D) denying confirmation of the Plan or disallowing any material provision thereof, the effect of which would render the Plan incapable of consummation on the terms set forth herein, or (E) granting relief that is inconsistent with this Agreement or the Plan in any adverse respect to the DIP Lenders or Consenting Noteholders;

(ix)the Confirmation Order is reversed or vacated by a final order;

(x)if either (A) any Company Party (or any person or entity on behalf of any Company Party or its bankruptcy estate with proper standing) files a motion, application or adversary proceeding (or supports or fails to timely object to such a filing) (1) challenging the validity, enforceability, perfection or priority of, or seeking invalidation, avoidance, disallowance, recharacterization or subordination of any of the obligations or Claims under the Convertible Notes, or (B) the Bankruptcy Court (or any court with jurisdiction over the Chapter 11 Cases) enters an order providing relief against the interests of the Noteholders with respect to any of the foregoing causes of action or proceedings, including, but not limited to, invalidating, avoiding, disallowing, recharacterizing, subordinating, or limiting the enforceability of any of the obligations or Claims arising under or related to the Convertible Notes;

(xi) the DIP Financing Facility is not approved by the Bankruptcy Court or, an Event of Default has occurred thereunder (subject to any applicable cure period thereunder);

(xii)the Company Parties’ use of cash collateral has been terminated in accordance with the terms of the Financing Orders;

(xiii)the commencement of an involuntary bankruptcy case against any Company Party under the Bankruptcy Code, if such involuntary case is not dismissed within twenty (20) calendar days after the filing thereof, or if a court order grants the relief sought in such involuntary case;

(xiv)if any Company Party (A) withdraws the Plan, (B) publicly announces its intention not to support the Restructuring Transactions or the Plan, (C) files a motion with the Bankruptcy Court seeking the approval of or publicly supports a third party seeking approval of an Alternative Transaction or (D) agrees to pursue (including, for the avoidance of doubt, as may be evidenced by a term sheet, letter of intent, or similar document) or publicly announces its intent to pursue an Alternative Transaction;

(xv)the Bankruptcy Court enters an order modifying or terminating the Company Parties’ exclusive right to file and solicit acceptances of a plan of reorganization (including the Plan);

(xvi)the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) in order for the moving party to foreclose on any material assets of a Company Party without the prior written consent of the Requisite Consenting Noteholders; or

(xvii)the special committee of the board of directors as presently in effect: (a) shall not be comprised of independent directors, including Mr. Paul Aronzon; (b) shall not be vested with exclusive authority over any reorganization of the Company, any sale of all or substantially all of the Company’s assets or equity interests, or any other matters pertaining to the Company’s bankruptcy cases; or (c) shall be dissolved, reconstituted, or divested of any of its decision-making authority.

(c)A “DIP Lender Termination Event” shall mean any of the following:

(i)the DIP Financing Facility is not approved by the Bankruptcy Court or, an Event of Default has occurred thereunder (subject to any applicable cure period thereunder);

(ii)the special committee of the board of directors: (a) shall not be comprised of independent directors, including Mr. Paul Aronzon; (b) shall not be vested with exclusive authority over any reorganization of the Company, any sale of all or substantially all of the Company’s assets or equity interests, or any other matters pertaining to the Company’s bankruptcy cases; or (c) shall be dissolved, reconstituted, or divested of any of its decision-making authority; or

(iii)the occurrence of any Noteholder Termination Event.

(d)A “Company Termination Event” shall mean any of the following:

(i)the breach in any material respect by one or more of the Consenting Noteholders or DIP Lenders, of any of the undertakings, representations, warranties, or covenants of the Consenting Noteholders set forth herein in any material respect that remains uncured for a period of fifteen (15) business days after the receipt of written notice of such breach pursuant to Sections 5(a) and 20 hereof (as applicable); provided, that so long as the non-breaching Consenting Noteholders continue to hold or control at least 66 2/3% of the aggregate outstanding principal amount of the Convertible Notes, such termination shall be effective only with respect to such breaching Consenting Noteholders;

(ii)the special committee of the board of directors, members, or managers (as applicable) of any Company Party reasonably determines in good faith based upon the advice of counsel that continued performance under this Agreement or pursuit of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties under applicable law; provided, that the Company Parties shall give the Consenting Noteholders not less than five (5) business days’ prior written notice before exercising the termination right in accordance with this Section 5(c)(ii);

(iii)any DIP Lender breaches its DIP Financing Commitment and fails to fulfill such DIP Financing Commitment within five (5) business days of notice of such breach from the Company Parties unless another DIP Lender has funded the breaching party’s unfunded DIP Financing Commitment;

(iv)if the Plan Effective Date shall not have occurred on before the Milestone set forth therefor; or

(v)the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order declaring this Agreement unenforceable, enjoining the consummation of a material portion of the Restructuring Transactions or rendering illegal this Agreement, the Plan or the Restructuring Transactions, and such ruling, judgment or order has not been not stayed, reversed or vacated within fifteen (15) calendar days after such issuance.

(e)Mutual Termination.  This Agreement may be terminated by mutual agreement of the Company Parties and the Requisite Consenting Noteholders upon the receipt of written notice delivered in accordance with Section 20 hereof.

(f)Automatic Termination.  This Agreement shall terminate automatically, without any further action required by any Party, upon the occurrence of the Plan Effective Date other than with respect to the Company Parties’ obligations to pay the Restructuring Expenses in accordance with Section 16, which obligation will survive automatic termination with respect to any Company Party (or their successor).

(g)Effect of Termination.  Upon the termination of this Agreement in accordance with this Section 5, except as provided in Section 13 hereof, this Agreement shall forthwith become void and of no further force or effect and each Party shall, except as provided otherwise in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under applicable law; provided, however, that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination.  Upon any such termination of this Agreement, each vote or any consents given by any Consenting Noteholder prior to such termination shall be deemed, for all purposes, to be null and void ab initio and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement, in each case, without further confirmation or other action by such Consenting Noteholder.  If this Agreement has been terminated in accordance with Section 5(a), the Company Parties shall not oppose any attempt by a Consenting Noteholder to change or withdraw (or cause to change or withdraw) its vote to accept the Plan.  Such Consenting Noteholder shall have no liability to the Company Parties or to any other Consenting Noteholder in respect of any termination of this Agreement in accordance with the terms of this Section 5.

(h)If the Restructuring Transactions have not been consummated prior to the date of termination of this Agreement, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights.  Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

6.	[Reserved].
7.	Representations and Warranties.

(a)Each Party, severally and not jointly, represents and warrants to the other Parties that the following statements are true, correct and complete as of the date hereof (or, with respect to a Consenting Noteholder that becomes a party hereto after the date hereof, as of the date such Consenting Noteholder becomes a party hereto):

(i)such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder, and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part;

(ii)the execution, delivery and performance by such Party of this Agreement does not and will not (A) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contractual obligation to which it or any of its subsidiaries is a party other than any default caused by the commencement of the Chapter 11 Cases or as contemplated by the Restructuring Transactions;

(iii)the execution, delivery and performance by such Party of this Agreement does not and will not require any registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state or governmental authority or regulatory body, except such filings as may be necessary or required by the SEC; and

(iv)this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court.

(b)Each Consenting Noteholder severally (and not jointly), represents and warrants to the Company Parties that, as of the date hereof (or as of the date such Consenting Noteholder becomes a party hereto), such Consenting Noteholder (i) is the beneficial owner of, or investment advisor or manager of funds that are beneficial owners of, the aggregate principal amount of Convertible Notes set forth below its name on the signature page hereof (or below its name on the signature page of a Joinder Agreement for any Consenting Noteholder that becomes a party hereto after the date hereof) and does not beneficially own, or manage or advise funds that own, any other Convertible Notes and (ii) has, with respect to the beneficial owners of such Convertible Notes, (A) investment or voting discretion with respect to such Convertible Notes, (B) full power and authority to vote on and consent to matters concerning such Convertible Notes or to exchange, assign and transfer such Notes, and (C) full power and authority to bind or act on the behalf of, such beneficial owners.

(c)Each Consenting Noteholder severally and not jointly makes the representations and warranties set forth in this Section 7, in each case, to the other Parties.

8.	Disclosure; Publicity.

(a)Each Company Party shall submit drafts to the Consenting Noteholders and DIP Lenders and their advisors in accordance with Section 20 of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least two (2) business days before making any such disclosure, and any such press releases, and other public documents, shall be reasonably acceptable to the Requisite Consenting Noteholders and Required DIP Lenders.  Except as required by applicable law or otherwise permitted under the terms of any other agreement between the Company Parties and any Consenting Noteholder, no Party or its advisors shall disclose to any person (including, for the avoidance of doubt, any other Consenting Noteholder), other than advisors to the Company Parties and the Consenting Noteholders, any Consenting Noteholder’s holdings of the Convertible Notes or any other Claims against or interests in the Company Parties and any schedules to such Consenting

Noteholders’ holdings (if applicable), without such Consenting Noteholder’s prior written consent; provided, however, that (i) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall, to the extent permitted by law, afford the relevant Consenting Noteholder a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure (the expense of which, if any, shall be borne by the relevant Consenting Noteholder) and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate outstanding principal amount of the Convertible Notes held by all the Consenting Noteholders collectively.

9.	Amendments and Waivers.

(a)This Agreement, including any exhibits or schedules hereto, may not be waived, modified, amended or supplemented except with the written consent (including by email among counsel) of the Company Parties, the Requisite Consenting Noteholders, and the Required DIP Lenders; provided, however, that any waiver, modification, amendment or supplement to this Section 9 shall require the written consent of all of the Parties; provided, further, that any modification, amendment or change to the definition of Requisite Consenting Noteholders shall require the written consent of each Consenting Noteholder; provided, further, that any change, waiver, modification or amendment to this Agreement or the Restructuring Term Sheet that treats or affects any Consenting Noteholder in a manner that is disproportionately and adverse, on an economic or noneconomic basis, in a material respect, to the manner in which any of the other Consenting Noteholders holding comparable claims are treated (shall require the written consent of such Consenting Noteholder.  In the event that an adversely affected Consenting Noteholder does not consent to a waiver, change, modification or amendment to this Agreement requiring the consent of each Consenting Noteholder (such noteholder, a “Non-Consenting Noteholder”), but such waiver, change, modification or amendment receives the consent of Consenting Noteholders owning at least 66 2/3% of the aggregate outstanding principal amount of the Convertible Notes, this Agreement shall be deemed to have been terminated only as to such Non-Consenting Noteholder, but this Agreement shall continue in full force and effect in respect to all other Consenting Noteholders who have so consented, in a way consistent with this Agreement and the Restructuring Term Sheet as waived, changed, modified, or amended, as applicable.

(b)Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 9 shall be ineffective and void ab initio.

(c)The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy.  All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by law.

10.	Effectiveness.

This Agreement shall become effective and binding upon each Party upon the execution and delivery by such Party of an executed signature page hereto and shall become effective and binding on all Parties on the Support Effective Date; provided that signature pages executed by Consenting Noteholders shall be delivered to (a) the other Consenting Noteholders in a redacted form that removes such Consenting Noteholders’ holdings of the Convertible Notes or any other Claims against or interests in the Company Parties and any schedules to such Consenting Noteholders’ holdings (if applicable) and (b) the Company Parties, Simpson Thacher, Reed Smith, and Brown Rudnick in an unredacted form (and to be kept confidential by the Company Parties, Simpson Thacher, Reed Smith, and Brown Rudnick).

11.	Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, without giving effect to the conflict of laws principles thereof.

(b)Each of the Parties irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement brought by any Party or its successors or assigns shall be brought and determined in any federal or state court in the Borough of Manhattan in the State of New York, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement or the Restructuring Transactions.  Each of the Parties agrees not to commence any proceeding relating hereto or thereto except in the courts described above in the Borough of Manhattan in the State of New York, other than proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein.  Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient.  Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding arising out of or relating to this Agreement or the Restructuring Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the proceeding in any such court is brought in an inconvenient forum, (B) the venue of such proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Notwithstanding the foregoing, during the pendency of the Chapter 11 Cases, all proceedings contemplated by this Section 11(b) shall be brought in the Bankruptcy Court.

(c)EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR

RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.	Specific Performance/Remedies.

(a)It is understood and agreed by the Parties that money damages may not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder.  Each Party also agrees that it will not seek, and will waive any requirement for, the securing or posting of a bond in connection with any Party seeking or obtaining such relief.

(b)All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.  The failure of any Party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon strict compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such Party of its right to exercise any such or other right, power, or remedy or to demand such strict compliance.

13.	Survival.

Notwithstanding the termination of this Agreement pursuant to Section 5 hereof, the agreements and obligations of the Parties in this Section 13, and Sections 4(c), 5(f) - (g), 10 (with respect to the redacted information), 11, 12, 14, 15, 16 (to the extent accrued up to and including the date of termination), 17, 18, 19, 20, 21, 22, and 23 (and any defined terms used in any such Sections) shall survive such termination and shall continue in full force and effect in accordance with the terms hereof; provided, however, that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

14.	Headings; Interpretation.

The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

For purposes of this Agreement: (i) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (ii) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form; (iii) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (iv) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the Execution Date; (v) unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement; (vi) the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement; (vii) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement; and (viii) the use of “include” or “including” is without limitation, whether stated or not.

15.	Successors and Assigns; Severability; Several Obligations.

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators and representatives; provided, however, that nothing contained in this Section 15 shall be deemed to permit Transfers of the Convertible Notes or claims arising under the Convertible Notes other than in accordance with the express terms of this Agreement.  If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.  The agreements, representations and obligations of the Parties are, in all respects, ratable and several and neither joint nor joint and several.

16.	Restructuring Expenses.

Whether or not the transactions contemplated by this Agreement are consummated, the Company Parties hereby agree to pay, in cash, all Restructuring Expenses as follows:  (i) all accrued and unpaid Restructuring Expenses shall be paid in full in cash on or prior to the Support Effective Date, (ii) prior to the Commencement Date and after the Support Effective Date, all Restructuring Expenses incurred during such period (and not previously paid pursuant to the preceding clause (i), if any) shall be paid in full in cash by the Company Parties on a regular and continuing basis as soon as practicable after the receipt of an invoice from the Consenting Noteholders, and in any event, prior to the Commencement Date, and (iii) after the Commencement Date and during the RSA Support Period, all accrued and unpaid Restructuring Expenses incurred up to (and including) the Plan Effective Date (including all accrued and unpaid fees and expenses incurred through the Support Effective Date) shall be paid in full in cash on the Plan Effective Date (provided, for the avoidance of doubt, that such Restructuring Expenses have not been satisfied during the Chapter 11 Cases pursuant to the Financing Orders), without any requirement for Bankruptcy Court review or further Bankruptcy Court order.  Notwithstanding the foregoing, nothing herein shall affect or limit any obligations of the Company Parties to pay the Restructuring Expenses as provided in the Financing Orders.

17.	No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties (and their respective successors, permitted assigns, heirs, executors, administrators and representatives) and no other Person shall be a third-party beneficiary hereof.

18.	Prior Negotiations; Entire Agreement.

This Agreement, including the exhibits and schedules hereto (including the Restructuring Term Sheet) constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof and thereof, except that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Company Parties and each Consenting Noteholder shall continue in full force and effect.

19.	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement.  Execution copies of this Agreement may be delivered by electronic mail in portable document format (pdf), which shall be deemed to be an original for the purposes of this paragraph.

20.	Notices.

All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, by overnight courier or by registered or certified mail (return receipt requested) to the following addresses:

(a)If to the Company Parties, to:

Zynex, Inc.

9655 Maroon Circle

Englewood, CO 80112

Attention: John Bibb, Esq.

E-mail: jbibb@zynex.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:Elisha Graff, Esq. and

Moshe A. Fink, Esq.

E-mail: egraff@stblaw.com and

moshe.fink@stblaw.com

–and–

Reed Smith LLP

2850 N. Harwood St.

Dallas, TX 75201

Attention:Omar J. Alaniz, Esq.

E-mail: oalaniz@reedsmith.com

(b)if to a Consenting Noteholder or a transferee thereof, to the addresses or e-mail addresses set forth below such Consenting Noteholder’s signature hereto (or as directed by any transferee thereof), as the case may be, and for members of the Ad Hoc Noteholder Group, with a copy (which shall not constitute notice) to:

Brown Rudnick LLP

7 Times Square

New York, NY 10036

Attention:Robert Stark, Esq. and Andrew M. Carty, Esq.

Email:rstark@brownrudnick.com; acarty@brownrudnick.com

Any notice given by delivery, mail or courier shall be effective when received.  Any notice given by electronic mail shall be effective upon transmission.

21.	Reservation of Rights; No Admission.

(a)Nothing contained herein shall limit (A) the ability of any Party to consult with other Parties or (B) the rights of any Party under any applicable bankruptcy, insolvency, foreclosure, or similar proceeding, including the right to appear as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, in each case, so long as such consultation or appearance is consistent with such Party’s obligations hereunder.

(b)Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve its rights, remedies, and interests, including its claims against any of the other Parties (or their respective affiliates or subsidiaries) or its full participation in any bankruptcy case filed by the Company Parties.  This Agreement and the Restructuring Term Sheet are part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties.  Pursuant to Rule 408 of the Federal Rules of Evidence and

any other applicable rules of evidence, and any other applicable law, foreign or domestic, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.  This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever.  Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

22.	Relationship Among Parties.

(a)None of the Consenting Noteholders shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities to each other, the Company Parties or their affiliates, or any of the Company Parties’ or their affiliates’ creditors or other stakeholders and, other than as expressly set forth in this Agreement, there are no commitments among or between the Consenting Noteholders.  It is understood and agreed that any Consenting Noteholder may trade in any debt or equity securities of any Company Party without the consent of the Company Parties or any other Consenting Noteholder, subject to Section 3(b) and applicable securities laws.  No prior history, pattern, or practice of sharing confidences among or between any of the Consenting Noteholders and/or the Company Parties shall in any way affect or negate this understanding and agreement.

(b)The obligations of each Consenting Noteholder are several and not joint with the obligations of any other Consenting Noteholder.  Nothing contained herein and no action taken by any Consenting Noteholder shall be deemed to constitute the Consenting Noteholders as a partnership, an association, a joint venture, or any other kind of group or entity, or create a presumption that the Consenting Noteholders are in any way acting in concert.  The decision of each Consenting Noteholder to enter into this Agreement has been made by each such Consenting Noteholder independently of any other Consenting Noteholder.

(c)The Parties have no agreement, arrangement or understanding with respect to acting together for the purpose of acquiring, voting or disposing of any securities of any of the Company Parties.  The Consenting Noteholders are not part of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended or any successor provision), including any group acting for the purpose of acquiring, holding, or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended), with any other Party.  For the avoidance of doubt, neither the existence of this Agreement, nor any action that may be taken by a Consenting Noteholder pursuant to this Agreement, shall be deemed to constitute or to create a presumption by any of the Parties that the Consenting Noteholders are in any way acting in concert or as such a “group” within the meaning of Rule 13d-5(b)(1).  All rights under this Agreement are separately granted to each Consenting Noteholder by the Company Parties and vice versa, and the use of a single document is for the convenience of the Company Parties.  The decision to commit to enter into the transactions contemplated by this Agreement has been made independently.

23.	No Solicitation; Representation by Counsel; Adequate Information.

(a)This Agreement is not and shall not be deemed to be a solicitation for votes in favor of the Plan in the Chapter 11 Cases by the Consenting Noteholders or a solicitation to tender or exchange any of the Notes.  The acceptances of the Consenting Noteholders with respect to the Plan will not be solicited until such Consenting Noteholder has received the Disclosure Statement and related ballots and solicitation materials, each as approved or ratified by the Bankruptcy Court.

(b)Each Party acknowledges that it has had an opportunity to receive information from the Company Parties and that it has been, or is part of a group that has been, represented by counsel in connection with this Agreement and the transactions contemplated hereby.  Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.  Each Party hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

(c)Although none of the Parties intends that this Agreement should constitute, and they each believe it does not constitute, a solicitation or acceptance of a chapter 11 plan of reorganization or an offering of securities, each Consenting Noteholder acknowledges, agrees and represents to the other Parties that it (i) is an accredited investor (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act), not a U.S. person (as defined in Regulation S of the Securities Act), or a qualified institutional buyer as such term is defined in Rule 144A of the Securities Act, (ii) understands that the securities to be acquired by it (if any) pursuant to the Restructuring have not been registered under the Securities Act and that such securities are, to the extent not acquired pursuant to section 1145 of the Bankruptcy Code, being offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon such Consenting Noteholder’s representations contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available, and (iii) has such knowledge and experience in financial and business matters that such Consenting Noteholder is capable of evaluating the merits and risks of the securities to be acquired by it (if any) pursuant to Restructuring and understands and is able to bear any economic risks with such investment.

24.	Email Consents.

Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, including a written approval by the Company Parties or the Requisite Consenting Noteholders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

By:	/s/ Vikram Bajaj
Name:	Vikram Bajaj
Title:	Chief Financial Officer

ZYNEX, INC.,

ZYNEX MONITORING SOLUTIONS, INC.,

ZYNEX NEURODIAGNOSTICS, INC.,

ZYNEX MEDICAL, INC.,

PHARMAZY, INC.,

KESTREL LABS, INC., and

ZYNEX MANAGEMENT LLC, as Company Parties

[Signature Page to Restructuring Support Agreement]

[CONSENTING NOTEHOLDER AND DIP LENDER SIGNATURE PAGES ON FILE WITH THE COMPANY]

[Signature Page to Restructuring Support Agreement]

Exhibit A

Restructuring Term Sheet

ZYNEX, INC.

RESTRUCTURING TERM SHEET

This term sheet (together with all schedules, annexes and exhibits hereto, the “Restructuring Term Sheet”) sets forth the principal terms of a proposed comprehensive restructuring (the “Restructuring” or “Restructuring Transaction”) of the existing capital structure of Zynex, Inc. and its direct and indirect subsidiaries identified below (collectively, the “Company” or the “Debtors” and, upon emergence from chapter 11, the “Reorganized Debtors”), which will be consummated through commencement of cases by the Company under chapter 11 of the United States Bankruptcy Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Chapter 11 Cases” and such court, the “Bankruptcy Court”) pursuant to a chapter 11 plan containing terms set forth herein and as otherwise set forth in the Restructuring Support Agreement to which this Restructuring Term Sheet is attached (the “Restructuring Support Agreement”).1

THIS RESTRUCTURING TERM SHEET DOES NOT CONSTITUTE (NOR WILL IT BE CONSTRUED AS) AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES TO THE Restructuring Support Agreement.

THIS RESTRUCTURING TERM SHEET IS THE PRODUCT OF SETTLEMENT DISCUSSIONS AMONG THE PARTIES TO THE RESTRUCTURING SUPPORT AGREEMENT. ACCORDINGLY, THIS RESTRUCTURING TERM SHEET IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

THIS RESTRUCTURING TERM SHEET DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN, IN THE Restructuring Support Agreement, AND IN SUCH DEFINITIVE DOCUMENTS, IN EACH CASE, SUBJECT TO THE TERMS HEREOF.

UNLESS OTHERWISE SET FORTH HEREIN, TO THE EXTENT THAT ANY PROVISION OF THIS RESTRUCTURING TERM SHEET IS INCONSISTENT WITH THE Restructuring Support Agreement, THE TERMS OF THIS RESTRUCTURING TERM SHEET WITH RESPECT TO SUCH PROVISION SHALL CONTROL.

[1]	Capitalized terms used but not defined herein or in Annex 1 hereto have the meanings given to such terms in the Restructuring Support Agreement or DIP Term Sheet, as applicable.

Material Terms of the Restructuring Transaction
Term	Description
Company:	Zynex, Inc., Zynex Monitoring Solutions, Inc., Zynex Medical, Inc., Zynex NeuroDiagnostics, Inc., Pharmazy, Inc., Kestrel Labs, Inc. and Zynex Management LLC.
Claims and Interests to be Restructured:

The Debtors’ current capital structure consists of:

Convertible Notes Claims: consisting of approximately $60 million of principal obligations, plus all accrued and unpaid interest, fees, and other amounts arising under, and payable pursuant to, that certain Indenture dated as of May 9, 2023 (the “Convertible Notes Indenture”) between Zynex, Inc. as issuer, and U.S. Bank Trust Company National Association, as trustee (the “Convertible Notes Indenture Trustee”) with respect to the Zynex, Inc. 5% Senior Convertible Notes due 2026 (the “Convertible Notes”) (such Claims, the “Convertible Notes Claims” and holders of such Convertible Notes Claims, the “Convertible Noteholders”);

General Unsecured Claims: consisting of any unsecured prepetition Claim against the Debtors that is not a Convertible Notes Claim, an Intercompany Claim, or an unsecured Claim subordinated or entitled to priority under the Bankruptcy Code (the “General Unsecured Claims”); and

Existing Equity Interests: consisting of existing equity interests in Zynex, Inc. (“Existing Equity Interests”).

DIP Financing:

Prior to or following the Petition Date, the Debtors will enter into a credit agreement with funds managed by (i) Whitebox Advisors LLC (“Whitebox”), (ii) Context Capital Management, LLC (“Context”), (iii) Wolverine Asset Management, LLC (“Wolverine”), (iv) DeepCurrents Investment Group LLC, and (v) Steven Dyson (or an entity controlled by Mr. Dyson) (the preceding clauses (i) – (v), collectively, the “Back-Stop Lenders”), any other Convertible Noteholders who provide commitments to fund term loans (collectively, the “DIP Lenders”)[2] providing for up to $22.3 million of financing to be provided to the Company, which will come in the form of debtor-in-possession financing (the “DIP Facility”) consistent with the term sheet attached hereto as Annex 2 (the “DIP Term Sheet”) and otherwise acceptable to the Required DIP Lenders. The Debtors shall use the proceeds of the DIP Facility in accordance with the Approved Budget.

Overview of Plan:

The Restructuring Transactions shall be effectuated pursuant to a plan of reorganization (the “Plan”), which shall be in form and substance acceptable to the: (i) Company; (ii) the Required DIP Lenders; and (iii) the Requisite Consenting Noteholders; and shall otherwise be subject to the Definitive Documents (as defined in the DIP Term Sheet).

The Plan shall contemplate a process (the “Marketing Process”) to solicit bids (“Third-Party Bids”) for a sale transaction described below (the “Sale Process”).  The Marketing Process, which was commenced prior to the Petition Date, will continue post-petition pursuant to court-approved Bidding Procedures, and may result in consummation of a sale (the “Sale”) to the Plan Sponsor (as defined in the Restructuring Support Agreement) of the equity interests in the Reorganized Debtors pursuant to the Plan.

Pursuant to the Plan, the Plan Sponsor will receive, on the Plan Effective Date, 100% of the equity of Reorganized Zynex (as defined in the Restructuring Support Agreement) subject to dilution on or after the Plan Effective Date for awards under the MIP and, if applicable, their pro rata allocation of any take-back debt issued in connection with the Plan.  The equity interests in the other Debtor entities (i.e., the subsidiaries of Zynex, Inc.) shall remain in effect and shall be held (directly or indirectly) by Reorganized Zynex.

2

For the avoidance of doubt, Affiliated Lenders (as defined in the DIP Credit Agreement) are excluded from “DIP Lenders” to the extent of any consent or approval rights of the DIP Lenders in the Restructuring Support Agreement or herein.

The DIP Lenders shall form one or more entities to serve as the stalking horse bidder in the Sale Process (the “Stalking Horse Bidder”). Pursuant to the Bidding Procedures and the Restructuring Support Agreement, (i) the Stalking Horse Bidder shall credit bid (“Credit Bid”) up to the full amount of the DIP Obligations (as defined in the DIP Term Sheet) at the Auction (if any) (such Credit Bid, the “Stalking Horse Bid”).

In the event a Third-Party Bid submitted at the Auction (if any) is determined by the Debtors to be a higher and better bid than the Stalking Horse Bid, such third-party bidder shall be designated as the Successful Bidder (as defined in the Restructuring Support Agreement) and serve as the Plan Sponsor. In the event the Stalking Horse Bid is determined by the Debtors to be the Successful Bid, the Stalking Horse Bidder shall be designated as the Successful Bidder and agrees to and shall serve as the Plan Sponsor.

To be deemed a higher or better Third-Party Bid than the Stalking Horse Bid, a bid must, among other things, (i) provide for the payment in full in cash of all DIP Obligations, (ii) contain closing conditions no less favorable to the Debtors than the conditions to the occurrence of the Plan Effective Date; and (iii) contain terms and conditions otherwise materially consistent with the Restructuring Support Agreement.  To the extent that the Debtors approve a Third-Party Bid as the Successful Bid, the full amount of the DIP Obligations must be repaid in full in cash as and when required under the DIP Loan Documents and by no later than the Plan Effective Date.

On the Plan Effective Date, each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described in this Restructuring Term Sheet in full and final satisfaction, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to among the Reorganized Debtors, the Plan Sponsor, and the Holder of such Allowed Claim or Allowed Interest.  For the avoidance of doubt, any action required to be taken by the Debtors on the Plan Effective Date pursuant to this Restructuring Term Sheet may be taken on the Plan Effective Date or as soon as is reasonably practicable thereafter in consultation with the Plan Sponsor.

Treatment of Claims and Interests under Chapter 11 Plan
Claim	Proposed Treatment
Administrative Expense Claims and Priority Tax Claims:

Except to the extent that a holder of an Allowed Administrative Expense Claim or an Allowed Priority Tax Claim agrees to a less favorable treatment, each holder of an Allowed Administrative Expense Claim or an Allowed Priority Tax Claim will receive, in full and final satisfaction of such Allowed Claim, cash in an amount equal to such Allowed Claim on the Plan Effective Date or as soon as practicable thereafter or such other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

DIP Claims:

On the Plan Effective Date or as soon as practicable thereafter, in full and final satisfaction of all DIP Obligations (as defined under the DIP Term Sheet), each holder of such DIP Obligations shall receive:

1.

if the Stalking Horse Bid is the Successful Bid, its pro rata share of 100% of the New Common Stock of Reorganized Zynex, subject to dilution by the MIP, plus such holder’s allocable share of any exit financing issued under or in connection with the Plan; and

2.

if a Third-Party Bid is the Successful Bid, payment in full in cash of all DIP Obligations as set forth herein and under the DIP Loan Documents.

Convertible Notes Claims:

On the Plan Effective Date or as soon as practicable thereafter, in full and final satisfaction of Allowed Convertible Notes Claims, each holder of such an Allowed Convertible Notes Claim will receive, except to the extent such holder agrees to less favorable treatment, its pro rata share of Excess Sale Proceeds, if any, together with the holders of General Unsecured Claims.

General Unsecured Claims:

On the Plan Effective Date or as soon as practicable thereafter, each holder of an Allowed General Unsecured Claim shall receive, except to the extent such holder agrees to less favorable treatment, its pro rata share of Excess Sale Proceeds, if any, together with the holders of the Convertible Notes Claims.

Intercompany Claims	On the Plan Effective Date, all intercompany Claims will be adjusted, reinstated, or cancelled as determined by the Reorganized Debtors and the Plan Sponsor.
Intercompany Interests	On the Plan Effective Date, all intercompany interests will be adjusted, reinstated, or cancelled as determined by the Reorganized Debtors and the Plan Sponsor.
Existing Equity Interests

On the Plan Effective Date, all Existing Equity Interest shall be cancelled, and each holder of such Interests shall receive, on the Plan Effective Date or as soon as practicable thereafter, its pro rata share of remaining Excess Sale Proceeds after payment in full of all Allowed Claims, if any, and shall otherwise not receive any recovery under the Plan.

Other Terms Relevant to Chapter 11 Plan Implementation
Definitive Documents

This Restructuring Term Sheet shall be subject to definitive documentations (the “Definitive Documents”).  The Definitive Documents shall contain terms, conditions, representations, warranties, and covenants, each customary for the transactions described herein and consistent with the terms of this Restructuring Term Sheet in all respects.  Any documents related to the Restructuring Transactions, including any Definitive Documents, shall be subject to the consent rights and obligations set forth in Restructuring Support Agreement and the DIP Loan Documents.  Failure to reference such consent rights and obligations as it relates to any document referenced in this Restructuring Term Sheet shall not impair such rights and obligations.

Tax Matters

The Parties shall use commercially reasonable efforts to structure and implement the Restructuring Transactions in a tax efficient and cost-effective manner for the benefit of the Company, the Reorganized Debtors, the Plan Sponsor, the DIP Lenders, and the Consenting Noteholders.  The tax structure of the Restructuring Transactions shall be subject to the consent of the Company, the Plan Sponsor, the Required DIP Lenders Sponsors, and the Requisite Consenting Noteholders.  The Debtors shall promptly take all actions as are reasonably necessary to implement such tax structure.

Restructuring Expenses

Except as otherwise provided in, and subject to the notice requirements of, the DIP Orders, the Company shall pay the reasonable and documented prepetition and post-petition fees and expenses of any advisors to the Ad Hoc Noteholder Group, the Plan Sponsor, the DIP Lenders, and the DIP Agent.

Amendments	This Restructuring Term Sheet may be amended only as permitted pursuant to the Restructuring Support Agreement.
Operating Permits

The Reorganized Debtors shall have all Operating Permits (as defined in the DIP Credit Agreement) required with respect to the jurisdictions in which the Reorganized Debtors will conduct business, and such Operating Permits shall not be subject to any consents, notices, filings, and/or approvals, and no action shall have been taken, or otherwise threatened, by any Governmental Authority (as defined in the DIP Credit Agreement), that would suspend, terminate, revoke, restrict the receipt of benefits under, or otherwise impose adverse conditions with respect to, any Operating Permit (the “Operating Permit Requirement”).

Government Settlements

The Debtors shall have executed binding settlement agreements with: (i) the Department of Justice (the “DOJ”) settling all claims and causes of action brought by the Department of Justice against the Debtors, and (ii) the Securities and Exchange Commission (the “SEC”) settling all claims and causes of action brough by the SEC against the Debtors (in each instance, in form and substance satisfactory to the Required DIP Lenders), and such settlement agreements shall be, if required by the Required DIP Lenders, assumed and assigned to, or otherwise retained by, the Reorganized Debtors (the “Government Settlement Requirement”).

Conditions Precedent

The occurrence of the Plan Effective Date shall be subject to the following conditions precedent, unless otherwise waived in accordance with the terms of the Plan:

1.

the Restructuring Support Agreement shall not have been terminated and shall remain in full force and effect, and no event or condition shall have occurred which with the passage of time or the giving of notice or both would constitute a DIP Lender Termination Event or a Noteholder Termination Event (as each term is defined in the Restructuring Support Agreement);

2.

the Bankruptcy Court shall have entered the DIP Orders, which shall be in full force and effect.

3.

in the event that a Third-Party Bid is selected as the Successful Bid, the Debtors shall have sufficient cash on hand to repay all DIP Obligations in full;

4.

the Definitive Documents shall (i) be consistent with the consent rights, terms and conditions set forth in the Restructuring Support Agreement and DIP Loan Documents, and otherwise approved by the applicable parties thereto consistent with their respective consent and approval rights set forth therein, and (ii) have been executed or deemed executed and delivered by each party thereto, and any conditions precedent related thereto shall have been satisfied or waived by the applicable party or parties;

5.

the Debtors shall have paid, in full and in cash, all reasonable and documented fees and expenses, including professional fees and expenses, of the Plan Sponsor, the DIP Lenders, the DIP Agent (as defined in the DIP Term Sheet), and the Ad Hoc Noteholder Group, including, for the avoidance of doubt, the Restructuring Expenses;

6.

the Bankruptcy Court shall have entered the Confirmation Order and the Confirmation Order shall not have been reversed, stayed, modified, or vacated on appeal;

7.

all actions, documents, and agreements constituting the applicable Definitive Documents, including any exhibits, schedules, amendments, modifications or supplements thereto, shall have been executed and/or effectuated, and shall be in form and substance materially consistent with and subject to the consent rights set forth in the Restructuring Support Agreement and the DIP Loan Documents;

8.

(i) any and all requisite governmental, regulatory, and third-party approvals and consents shall have been obtained or waived, not be subject to unfulfilled conditions, and be in full force and effect, and (ii) all applicable waiting periods shall have expired or terminated, in each case under each foregoing clause of (i) and (ii), without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on the Restructuring Transactions, or the financial benefits of such Restructuring Transactions to the Plan Sponsor;

9.

the Operating Permit Requirement shall have been satisfied;

10.

the Government Settlement Requirement shall have been satisfied; and

11.

no court of competent jurisdiction or other competent governmental or regulatory authority shall have issued a final and non-appealable order making illegal or otherwise restricting, preventing or prohibiting the consummation of the Restructuring Transactions, the Restructuring Support Agreement, any of the Definitive Documents contemplated thereby.

Milestones	The Debtors shall comply with the Milestones set forth in the DIP Term Sheet and DIP Credit Agreement.
Unexpired Leases and Executory Contracts:

As of and subject to the occurrence of the Plan Effective Date, and the payment of any applicable cure amount, and subject to the express written consent of the Plan Sponsor, all executory contracts and unexpired leases to which any of the Debtors are parties shall be deemed assumed, unless such contract or lease (i) was previously assumed or rejected by the Debtors, pursuant to a Final Order of the Bankruptcy Court, (ii) previously expired or terminated pursuant to its own terms or by agreement of the parties thereto, (iii) is the subject of a motion to reject filed by the Debtors on or before the Confirmation Date, or (iv) is specifically designated by the Plan Sponsor as a contract or lease to be rejected.

Governance and New Organizational Documents:

In the event that the Stalking Horse Bidder is the Plan Sponsor, the New Organizational Documents, including charters, bylaws, operating agreements, or other organization documents, as applicable, will be acceptable to the Plan Sponsor, the Required DIP Lenders, and the Requisite Consenting Noteholders, each in their sole discretion and will become effective as of the Plan Effective Date.

On the Plan Effective Date, the New Board shall be appointed in accordance with the terms of the New Organizational Documents, and the identity of the New Board shall be set forth in the Plan Supplement to the extent known at the time of filing.

Management Incentive Plan:

In the event that the Stalking Horse Bidder is the Plan Sponsor, the Plan will provide for the establishment of a post-emergence management incentive plan on the Plan Effective Date (the “MIP”).  All awards issued under the MIP will be dilutive of all other equity interests in the Reorganized Debtors.  Up to 10% of the New Common Shares, on a fully diluted basis, will be reserved for issuance in connection with the MIP, with the terms of the MIP, including the vesting schedule and participants to be determined by the New Board in consultation with the Company’s Chief Executive Officer.

Vesting of Assets in the Reorganized Debtors:

On the Plan Effective Date, except as otherwise set forth in the Plan, pursuant to sections 1141(b)–(c) of the Bankruptcy Code, all assets of the Debtors, including all Retained Claims and Causes of Action and all equity interests in the Debtor subsidiaries of Zynex, Inc., shall vest in the Reorganized Debtors, as applicable, free and clear of all liens, Claims, and encumbrances. The Reorganized Debtors shall retain all rights to commence and pursue the Retained Claims and Causes of Action.

Discharge; Releases; Debtor Releases; Consensual Releases; Exculpation; Injunction:

The Plan shall: (i) provide for the discharge of all Claims and liabilities that are subject to discharge to the fullest extent permitted under the Bankruptcy Code; (ii) contain customary release and exculpation provisions, including releases by the Debtors and consensual third-party releases, in form and substance reasonably acceptable to the Debtors, the Required DIP Lenders, and the Requisite Consenting Noteholders; and (iii) shall contain customary injunction provisions.

Annex 1

Certain Defined Terms
Term	Definition
“Bankruptcy Code”	Means title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (as amended, modified, or supplement from time to time).
“Claim”	Has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.
“Excess Sale Proceeds”	Means proceeds, if any, of any Third-Party Bid in excess of: (i) the DIP Obligations, (ii) Allowed Administrative Expense Claims, and (iii) Allowed Priority Tax Claims
“Plan Effective Date”	Means the date on which all conditions precedent to the occurrence of the effective date of the Plan shall have been satisfied or waived in accordance with the Plan.
“Retained Claims and Causes of Action”	Means all Claims and causes of action of the Debtors and their estates, other than any Claims or causes of action that are released under the Plan.
“Successful Bid”

Means the highest and best bid for the Debtors’ assets, as determined through the Marketing Process, including the Auction (if any), which, among other things, provides treatment for the DIP Claims as set forth in this Restructuring Term Sheet, and otherwise complies with the terms of the Restructuring Term Sheet and the Bidding Procedures.

Annex 2

DIP Term Sheet

ZYNEX, INC.

$22,300,000 DEBTOR-IN-POSSESSION FACILITY

Summary of Principal Terms and Conditions

________________________________

This Summary of Principal Terms and Conditions outlines certain key terms of a proposed DIP Facility (hereinafter defined) by and among the Debtor, DIP Agent and DIP Lenders, each as described below.  This Term Sheet is not binding on any party, does not constitute a commitment to lend and does not contain all of the terms, conditions and other provisions of the transactions contemplated hereby.  This Term Sheet is confidential and is subject to the execution of definitive documents acceptable to the parties in their sole discretion.  As used herein, the term “Acceptable Form” means in form and substance satisfactory to DIP Agent and Required Lenders.

I.Parties
Debtors:

Zynex, Inc. and each of its subsidiaries, as debtors and debtors-in-possession (individually, a “Debtor,” and collectively, the “Debtors”) in a case under chapter 11 of the United States Bankruptcy Code, 11 U.S.C.  §§ 101, et seq. commenced in the United States Bankruptcy Court for the Southern District of Texas (such case, the “Case”, and such court, the “Court”).  Zynex, Inc. shall be a “Borrower” and each of its direct or indirect subsidiaries shall either be a “Borrower” or “Guarantor” of the DIP Obligations (the Borrower(s) and the Guarantor(s), collectively, the “Loan Parties”).

DIP Agent:	Wilmington Savings Fund Society, FSB
DIP Lenders:

Funds managed by (i)  Whitebox Advisors LLC (“Whitebox”), (ii) Context Capital Management, LLC (“Context”), (iii) Wolverine Asset Management, LLC (“Wolverine”), (iv) DeepCurrents Investment Group LLC (“DCIG”), (v) Verition Multi-Strategy Master Fund Ltd. (“Verition”) and (vi) Steven Dyson or an entity wholly owned and controlled by Mr. Dyson (“Dyson” together with Whitebox, Context, Wolverine, DCIG and Verition, the “Back-Stop Lenders”), and any other holders of the Borrower’s 5.00% Convertible Senior Notes due 2026 (the “Convertible Notes”) who provide commitments to fund Term Loans (collectively, the ”DIP Lenders”).  The DIP Lenders (excluding the holdings of Dyson for this calculation) holding the majority of the outstanding principal amount of the DIP Loans then outstanding constitute the “Required Lenders”.

II.DIP Facility
Type and Amount:

A delayed draw term loan facility pursuant to which the DIP Lenders will make up to three (3) Advances in the aggregate principal amount of $22,300,000, subject to the terms and conditions set forth herein (the “Term Loan”, and together with all other obligations (including, without limitation, all interest, fees, costs and expenses (including, without limitation, the Back-Stop Fee, the Upfront Fee, the Exit Fee and the Minimum Return Payment)) under the DIP facility, the “DIP Obligations”; such DIP facility, the “DIP Facility”).

DIP Closing Date:	Closing to occur upon satisfaction (or waiver by DIP Agent, at the direction of the Required Lenders in their sole discretion) of the conditions under “Closing Conditions” below (“DIP Closing Date”).

DIP Maturity Date:

The date that is the earlier to occur of: (a) one hundred five (105) days after the Petition Date (as defined on Annex I); (b) the date the DIP Obligations are accelerated pursuant to the terms of the DIP Documentation (defined below) based on the occurrence of an Event of Default and (c) consummation of a sale of all or substantially all of the assets and/or capital stock of the Debtors pursuant to a plan of reorganization or Section 363 of the Bankruptcy Code (a “Sale”)  (the “DIP Maturity Date”).  All DIP Obligations shall be payable in cash on the DIP Maturity Date unless the DIP Lenders are the successful bidders in the Sale, in which case, some or all of the DIP Obligations shall be credit bid in connection with such Sale and such DIP Obligations that were so credit bid shall be deemed satisfied and discharged in connection with the Sale.

Availability:

The Term Loan shall be made in three advances (each, an “Advance”) as follows: (i) first advance in the original principal amount of $10,150,000 on the DIP Closing Date to the extent that the First Advance Closing Conditions have been satisfied (the “First Advance”), (ii) a second advance in the original principal amount of $5,000,000, which shall be funded upon (a) the satisfaction of the Second Advance Closing Conditions (the “Second Advance”), and (b) at least three (3) business days’ prior notice to DIP Agent, and (iii) a third advance in the original principal amount of $7,150,000, which shall be funded upon (a) the satisfaction of the Third Advance Closing Conditions, and (b) at least three (3) business days’ prior notice to DIP Agent  (the “Third Advance”) (the Second Advance and the Third Advance, collectively, the “Additional Advances”).

Purpose:

The proceeds of the Term Loan shall be used to fund working capital of the Debtors (including the fees, costs and expenses of DIP Lenders and DIP Agent (including, without limitation, the fees of DIP Agent’s and DIP Lenders’ retained professionals and other costs related to the Case), the fees of the Debtors’ retained professionals and other costs related to the Case), and to facilitate the Sale, in each case (other than with respect to retained professionals’ fees), in accordance with an Approved Budget (as defined below).

III.Certain Economic Provisions
Interest Rate:

The outstanding DIP Obligations shall bear interest at a per annum rate equal to ten percent (10.0)% per annum, which interest shall be paid-in kind and capitalized monthly at 11:59 p.m. ET on the last day of each month (all of such interest, the “PIK Interest”).   Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days.

DIP Agent Fee:

DIP Agent shall be paid an agent fee of $25,000 (the “Agent Fee”) at the time of the First Advance.  The Agent Fee shall be fully earned as of the DIP Closing Date and shall be paid in cash on the DIP Closing Date.

Upfront Fee:

DIP Lenders shall be paid an aggregate upfront fee of $669,000 at the time of the First Advance (“Upfront Fee”).  The Upfront Fee shall be fully earned as of the DIP Closing Date and shall be paid in-kind on the DIP Closing Date.

Exit Fee:

DIP Lenders shall be paid an exit fee of $669,000, payable in kind, at the earlier to occur of the (x) DIP Maturity Date and (y) the date when (i) the other DIP Obligations are paid in full in cash or (ii) some or all of the DIP Obligations are credit bid in connection with the Sale (“Exit Fee”).  The Exit Fee shall be fully earned as of the DIP Closing Date.  For the avoidance of doubt, upon the Exit Fee being fully earned, the DIP Agent (on behalf of the DIP Lenders), the DIP Lenders or any entity owned by the DIP Lenders (or its designee) shall be permitted to credit bid the Exit Fee in connection with the Sale.

Back-Stop Fee:

The Back-Stop Lenders shall be paid a back-stop fee of $5,000,000, payable to the Back-Stop Lenders based on the pro rata portion of the back-stop commitments (“Back-Stop Commitments”) of the Back-Stop Lenders, as set forth on Schedule 1 (the “Back-Stop Fee”).  The Back-Stop Fee shall be fully earned as of the DIP Closing Date and shall be paid in-kind on the DIP Closing Date.

Minimum Return on Invested Capital:

The Borrower shall be required to make a minimum return payment to the DIP Lenders (the “Minimum Return Payment”) equal to the difference (but not less than zero) between (a) 2.00x of the aggregate original principal amount of the Term Loans funded and (b)  the aggregate amount of all payments and prepayments (voluntary, mandatory, by acceleration in connection with the exercise of rights and remedies or otherwise, or otherwise) made, in cash, with respect to the principal amount of the Term Loans and all amounts capitalized as principal in connection with the payment in kind of interest, the Exit Fee and the Upfront Fee (but expressly excluding any payments made on account of the Back-Stop Fee) pursuant to the DIP Facility or that have been made as a result of a credit bid by Lenders (assuming the Lenders were the winning bidder) to and including the date of such Minimum Return Payment.

The Minimum Return Payment will be calculated and shall be due and payable upon the earlier to occur of (i) the final repayment, including, without limitation, mandatory and/or optional prepayment (in connection with acceleration or otherwise), in full, of all DIP Obligations under the DIP Documentation, and (ii) the DIP Maturity Date. For the avoidance of doubt, the Minimum Return Payment shall be due and payable no later than on the date of any credit bid of some or all of the Obligations submitted by the DIP Agent and/or DIP Lenders (or their designee, or any entity owned by the DIP Lenders), thereby allowing the Minimum Return Payment to be credit bid, and, solely for purposes of calculating the Minimum Return Payment (and without reducing the amount of outstanding Obligations for purposes of credit bidding), the Minimum Return Payment shall be calculated on such date as if the principal amount of the Term Loans (including the capitalized interest, Exit Fee and Commitment Fee) and all other DIP Obligations (but expressly excluding any payments made on account of the Back-Stop Fee (which shall not be included in the calculation of the Minimum Return Payment)) have been paid in cash on the date of such credit bid by Lenders.

IV. Mandatory Prepayments
Asset Sales:

The Borrower shall prepay the Term Loans within three (3) business days following the receipt by any Debtor, in an amount equal to 100% of the proceeds (net of transaction-related expenses reasonably acceptable to Required Lenders and amounts then incurred in respect of the Carve Out) of the sale or other disposition of any property or assets (including the stock issued by any Debtor) of any Debtor excluding sales of inventory and dispositions of Cash Equivalents, in each case, in the ordinary course of business and consistent with past practice, including, without limitation, pursuant to any Sale pursuant to the process established in connection with the Bidding Procedures Motion (as defined below), in each case, subject to the DIP Agent and/or DIP Lenders credit bidding the DIP Obligations.

Insurance Proceeds:

The Borrower shall prepay the Term Loans within three (3) business days following the receipt by any Debtor, in an amount equal to 100% of the insurance and condemnation proceeds (net of transaction-related expenses reasonably acceptable to Required Lenders and amounts then incurred in respect of the Carve Out) received on account of any loss of or damage to any property or assets of any Debtor.

V.Collateral
Collateral:

DIP Agent for the benefit of itself and DIP Lenders shall be granted pursuant to sections 364(c)(2) and 364(c)(3) of the Bankruptcy Code, continuing, valid, binding, enforceable, non-avoidable, and automatically perfected, senior and superior in priority and in all other respects to all equity holders, and other secured and unsecured creditors of the Loan Parties, upon and to all assets of the Loan Parties, including without limitation all real and personal property of the Loan Parties now owned or hereafter acquired and all other property of whatever kind and nature, including but not limited to, all pre-petition real and personal property of the Loan Parties, all post-petition real and personal property of the Loan Parties, and all proceeds of all of the foregoing; provided, that the Collateral shall not include statutory avoidance actions, but the Collateral shall, subject to entry of the Final Order, include the proceeds thereof (collectively, the “Collateral”).

For the avoidance of doubt, except as expressly provided in the DIP Documentation to the contrary, the Collateral shall include all of the assets of Loan Parties existing on the Petition Date and all of the assets of Loan Parties arising or acquired after the Petition Date of every kind, nature and description, no matter where located.

All DIP Obligations will constitute allowed super-priority administrative expense claims pursuant to Section 364(c)(1) of the Bankruptcy Code (the “Super-Priority Claims”) having priority over all other administrative expenses of the kind specified in sections 503(b), 506(c) and 507(b) of the Bankruptcy Code.

Carveout for retained estate professionals:

The liens securing the DIP Facility and the Super-Priority Claims shall be subject to and subordinate to: (i) fees payable to the United States Trustee pursuant to 28 U.S.C. § 1930(a)(6), (ii) the reasonable fees and expenses incurred by a trustee under section 726(b) of the Bankruptcy Code in an amount not to exceed $75,000, (iii) fees and expenses incurred or accrued but subject to allowance by the Court for the Debtors’ professionals and any official committee of unsecured creditors incurred in the Case prior to the DIP Maturity Date (together with the fees incurred under clauses (i) and (ii), the “Pre-Carve Out Trigger Amount”), and (iv) professional fees and expenses of the Debtors’ and/or official committee of unsecured creditors’ professionals incurred in the Case after the DIP Maturity Date in an amount not to exceed $200,000 in the aggregate (the “Post-Trigger Carve Out Amount”; and, in the aggregate with clauses (i), (ii), (iii) and (iv), the “Carve Out”).

The Debtors shall deposit and hold funds in a segregated account maintained by the Debtors in trust at an authorized depository under the Operating Guidelines and Reporting Requirements for Debtors in Possession and Trustees for the U.S. Trustee (the “Funded Reserve Account”) to pay allowed professional fees (the “Funded Reserves”) prior to any and all other claims as follows: (A) upon receipt of the First Advance, the Debtors shall fund an amount equal to: (i) the Post-Trigger Carve Out Amount plus (ii) 50% of the aggregate amount of professional fees of Debtor professionals and committee professionals contemplated to be incurred in the Approved Budget through the stated maturity date set forth in the DIP Maturity Date; (B) upon receipt of the Second Advance, 25% of the aggregate amount of professional fees of Debtor professionals and committee professionals contemplated to be incurred in the Approved Budget through the stated maturity date set forth in the DIP Maturity Date; and (C) upon receipt of the Third Advance, 25% of the aggregate amount of professional fees of Debtor professionals and committee professionals contemplated to be incurred in the Approved Budget through the stated maturity date set forth in the DIP Maturity Date.  The Funded Reserves shall not be used for any purpose other than to fund professional fees of Debtor professionals and committee professionals contemplated to be incurred in the Approved Budget for the duration of the Bankruptcy Cases unless and until all of such fees are paid in full, in which case, such fees shall only be used to repay the DIP Obligations.

On the DIP Maturity Date, solely to the extent that there is not an amount in the Funded Reserve Account sufficient to satisfy the Carve Out, the Debtors shall use all remaining cash on hand at the Debtors as of such date and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to such unfunded amount of the Carve Out minus the amounts held in the Funded Reserves on the DIP Maturity Date, prior to the payment of any and all other claims. Any amounts remaining in the Funded Reserves after payment of the Pre-Carve Out Trigger Amount and the Post-Carve Out Trigger Amount shall be remitted to the Debtors to repay the DIP Obligations.

VI.Closing Conditions
First Advance Closing Conditions:

The DIP Facility (and the making of the First Advance) shall be conditioned upon the satisfaction of the following conditions, among other customary closing/funding conditions (collectively, the “First Advance Closing Conditions”):

(a) Each Loan Party shall have executed and delivered satisfactory definitive financing documentation evidencing the DIP Facility (the “DIP Documentation”);

(b)  DIP Agent and DIP Lenders shall have received a 13-week cash flow budget for the period beginning with the week which includes the Petition Date in form and substance satisfactory to Required Lenders (as amended and/or restated in accordance with this Term Sheet, the “Approved Budget”) and (ii) an initial 13 week Cash Flow Report (hereinafter defined) for the period beginning with the week which includes the Petition Date in form and substance satisfactory to Required Lenders;

(c)  Entry of an interim DIP order, in Acceptable Form, approving the First Advance as well as the Agent Fee, the Commitment Fee, Exit Fee, the Back-Stop Fee and the Minimum Return Payment, providing the DIP Lenders and DIP Agent with the benefits of Bankruptcy Code section 364(e), and not subject to any stay or injunction or otherwise subject to reversal on appeal as to any funded portion of the DIP Facility (such order, the “Interim Order”);

(d)  [Reserved];

(e)  DIP Agent and DIP Lenders shall have received all fees and expenses required to be paid for which invoices have been presented, on or before the DIP Closing Date (provided that such amounts may be netted from the proceeds of the First Advance);

(f)  As determined by the Required Lenders, the Loan Parties have worked diligently and in good faith to materially progress the evaluation and identification of all governmental (including, without limitation, federal and state), regulatory (including, without limitation, FDA) and third party licenses, certificates, permits, accreditations, Federal health care program enrollments, or other authorizations that are currently maintained by the Loan Parties for the Loan Parties’ operations as presently conducted (collectively, “Operating Permits”).  Without limiting the foregoing, the Loan Parties shall have delivered to the Lenders (i) a list identifying all Operating Permits currently maintained by the Loan Parties with respect to the jurisdictions in which in excess of 50% of the Loan Parties revenue is derived, and including all Operating Permits issued by federal Governmental Authorities, including the FDA (the “Material Jurisdictions”) and (ii) written confirmation that to the knowledge of the Loan Parties, no consents, notices, filings, and/or approvals are required with respect to any Operating Permit to enter into this Agreement.  No action shall have been taken, or otherwise threatened, by any Governmental Authority, that would suspend, terminate, revoke, restrict the receipt of benefits under, or otherwise impose adverse conditions with respect to, any Operating Permit.;

(g)  The DIP Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies in accordance with requirements that are customary for loan documents of this type;

(h)  (x) the Loan Parties shall have filed (i) a motion seeking entry of the Interim Order, (ii) the Bidding Procedures Motion and (iii) a motion seeking entry of an order approving the Loan Parties’ proposed KEIP and KERP and (y) all motions and orders submitted to and entered by the Bankruptcy Court prior to or on the DIP Closing Date shall be in in form and substance reasonably acceptable to DIP Agent and Required Lenders (provided that all orders submitted to and entered by the Bankruptcy Court prior to or on the DIP Closing Date relating to the DIP Facility, the Sale and the KEIP and KERP (including without limitation, the Interim Order, Final Order, the Bidding Procedures Order (hereinafter defined), any confirmation order, the KEIP/KERP Order (hereinafter defined) and the Sale Order shall be in form and substance acceptable to DIP Agent and Required Lenders), and said orders shall not be subject to any stay or injunction or otherwise subject to reversal on appeal as to any funded portion of the DIP Facility;

(i)  The DIP Agent and DIP Lenders shall have received, sufficiently in advance of the DIP Closing Date (provided that three (3) business days shall be deemed sufficient), all documentation and other information that may be required by the DIP Agent and DIP Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the United States PATRIOT Act (Title III of Pub.  L. 107-56 (signed into law October 26, 2001)).

Additional Advance Closing Conditions:

The making of each Additional Advance shall be conditioned upon the satisfaction of the following conditions (collectively, the Additional Advance Closing Conditions”):

(a)  The Borrower and each other Loan Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in the other DIP Documentation, and, at the time of and immediately after giving effect to such Advance and the application of the proceeds thereof, no default or Event of Default (hereinafter defined) shall have occurred and be continuing on such date or after giving effect to the making of such Advance;

(b)  The DIP Agent and DIP Lenders shall have received payment in full of all fees and expenses including without limitation all reasonable and documented legal fees of DIP Agent and DIP Lenders then due and payable pursuant to the terms of the DIP Documentation;

(c) The Borrower shall have submitted a borrowing request to DIP Agent in Acceptable Form within three (3) business days prior to the date of such requested borrowing;

(d)  All representations and warranties set forth in the DIP Documentation will be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects);

(e)  The amount of each Additional Advance is made consistent with the Approved Budget;

(f)  All motions and orders submitted to and entered by the Bankruptcy Court prior to the making of such Additional Advance shall be reasonably acceptable to DIP Agent (acting at the direction of the Required Lenders)and Required Lenders (provided that all orders submitted to and entered by the Bankruptcy Court relating to the DIP Facility, the Sale and the KEIP and KERP (including without limitation, the Interim Order, the Bidding Procedures Order (hereinafter defined), the KEIP/KERP Order (hereinafter defined), and the Sale Order or Confirmation Order, as applicable, shall be in form and substance acceptable to DIP Agent (acting at the direction of the Required DIP Lenders) and Required Lenders), and said orders shall not be subject to any stay or injunction or otherwise subject to reversal on appeal as to any funded portion of the DIP Facility;

(g)  No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loan to be made by it;  and

(h)  The amount of the Loan to be made shall not exceed the amount of the Borrowing Availability and the Borrowing Availability shall be consistent with the Approved Budget. “Borrowing Availability” shall mean, as of any date of determination, the total commitments in effect from time to time in the DIP Facility (as such total commitments are reduced by the Loans funded with each Advance), subject to any limitations contained in the Interim Order and the Final Order.

Second Advance Closing Conditions:

The making of the Second Advance shall be conditioned upon the satisfaction of the following conditions (collectively, the “Second Advance Closing Conditions”):

(a)  The First Advance Closing Conditions and the Additional Advance Closing Conditions shall have been satisfied;

(b)  The Loan Parties shall have delivered to the reasonable satisfaction of the Required Lenders (i) identification of all consents, notices, and/or approvals required to be obtained or filed in connection with the Sale, including all pre-close and post-close requirements, to maintain all Operating Permits in good standing for the continued operation of the Loan Parties (collectively, “Permit Approval Requirements”) and (ii) a detailed workplan (with respect to all Permit Approval Requirements in all jurisdictions, the “Work Plan”) specifying all actions and timelines required to comply with the Permit Approval Requirements; provided, however, that for purposes of this clause (b) only, the Work Plan may be limited to addressing Operating Permits in the Material Jurisdictions.  No action shall have been taken, or otherwise threatened, by any Governmental Authority, that would suspend, terminate, revoke, restrict the receipt of benefits under, or otherwise impose adverse conditions with respect to, any Permit;

(c)  Entry of a final DIP order by the Bankruptcy Court in Acceptable Form approving the DIP Facility and not subject to any stay or injunction or otherwise subject to reversal on appeal as to any portion of the DIP Facility (the “Final Order”);

(d) Entry of an order by the Bankruptcy Court approving the Bidding Procedures Motion (including bid protections), in Acceptable Form (such order, the “Bidding Procedures Order”);
Third Advance Closing Conditions:

The making of the Third Advance shall be conditioned upon the satisfaction of the following conditions (collectively, the “Third Advance Closing Conditions”):

(a)  The First Advance Closing Conditions, the Second Advance Closing Conditions and the Additional Advance Closing Conditions shall have been satisfied;

(b)  the Debtors shall have entered into a settlement agreement in form and substance satisfactory to the Required Lenders with the Department of Justice settling all claims and causes of action brought by the Department of Justice against the Debtors;

(c)  Provided that the Lenders (or the Agent on behalf of the Lenders) have been selected as the successful bidder in accordance with the Bidding Procedures, the Loan Parties shall have completed all actions required under the Work Plan to consummate the Sale to the Lenders, including submission of all pre-closing notices or filings, subject to provision of drafts to, and approvals provided by, the Lenders, which approvals shall not be unreasonably withheld. Notwithstanding the foregoing, the Loan Parties shall not be required to complete the Work Plan in less than 10 business days after the Lenders are selected as the successful bidder.  No action shall have been taken, or otherwise threatened, by any Governmental Authority, that would suspend, terminate, revoke, restrict the receipt of benefits under, or otherwise impose adverse conditions with respect to, any Operating Permit;

Condition Subsequent:

The Agent shall have received certificates of insurance and endorsements in respect of the Loan Parties’ insurance policies in accordance with the requirements that are customary for loan documents of this type.

VII.Certain Other Provisions:
Representations and Warranties, Covenants:	DIP Documentation to contain representations and warranties customary for financings of this type and size.
Affirmative Covenants:

DIP Documentation to contain affirmative covenants customary for financings of this type and size, including, but not limited to:

(i)

to the extent practicable, provide to DIP Lenders (including its counsel) copies of all pleadings and/or filings in the Case to be made by the Debtors no less than two (2) Business Days and if not practicable, as soon as practicable prior to filing the same other than the following ministerial pleadings: creditor matrixes, monthly operating reports, affidavits of service, and other similar documents;

(ii)

comply with the Budget Covenant (as set forth herein);

(iii)

deliver to Agent on every other Tuesday , (i) a Variance Report for the immediately preceding two-week period and (ii) an updated 13 Week Cash Flow Report rolled forward every two weeks but not rolled forward later than the stated maturity date in the DIP Maturity Date;

(iv)

deliver to DIP Lenders monthly operating reports for the Case within 21 days after the last day of each month;

(v)

Deliver to DIP Lenders monthly financial statements within thirty (30) days after the end of such month;

(vi)

deliver to DIP Lenders such other information relating to the business as the Required Lenders may reasonably request from time to time; and

(vii)

deliver to DIP Lenders notice of any material developments in the discussions, negotiations, or terms of the settlement of any and all claims and causes of action brought by the Department of Justice and the Securities Exchange Commission against some or all of the Loan Parties and the suspension of the revenues collected from TriCare.

Negative Covenants:

DIP Documentation to contain negative covenants customary for financings of this type and size, including, but not limited to, that the Loan Parties shall not:

(i)

assume or reject any leases (on which any Debtor is lessee) or executory contracts other than as permitted by Required Lenders;

(ii)

enter into any settlement agreement or otherwise settle any litigation unless such settlement is in form and substance satisfactory to the Required Lenders;

(iii)

use any cash or the proceeds of any Advances in a manner or for a purpose other than in accordance with the DIP Facility and Approved Budget;

(iv)

incur or permit to exist any indebtedness, with customary exceptions for certain ordinary course indebtedness (including the Debtors’ currently outstanding receivables financing facility, provided that the aggregate principal amount outstanding thereunder shall not exceed $3.0 million at any time and currently outstanding financing leases set forth on the schedules to the DIP Credit Agreement) and for indebtedness otherwise permitted under the Approved Budget;

(v)

grant or permit to exist any liens on any of its assets, with customary exceptions for certain ordinary course liens (including the liens securing the Debtors’ currently outstanding receivables financing facility, provided that the liens securing such obligations shall extend only to the receivables and related assets sold thereunder, liens in favor of the DIP Agent, and liens in respect of any financing leases outstanding as of the Petition Date;

(vi)

declare or make any dividend or distribution with exceptions for  distributions permitted under the Approved Budget (if any);

(vii)

prepay any indebtedness except as permitted under the Approved Budget or prepayment of Term Loans permitted under the DIP Documentation;

(viii)

make any payment on account of any prepetition indebtedness of the Borrower other than those approved pursuant to customary First Day Orders and consistent with the Approved Budget;

(ix)

make any investment or loan to any other person, with customary exceptions for certain ordinary course investments, and for investments otherwise permitted under the Approved Budget;

(x)

merge or consolidate with any other person, or sell or dispose of any assets other than (i) the sale of inventory in the ordinary course of business and (ii) in accordance with the Sale; and

(xi)

transact with any affiliate other than on an arm’s length basis.

Budget Covenant:

The Debtors shall not permit the aggregate disbursements for any two week period in the Approved Budget, and the cumulative disbursements for each period from the Petition Date through the last day of any month, to exceed the respective amounts set forth in the Approved Budget for such two week period or such cumulative period by more than 15%.  In addition, the Debtors shall not permit gross receipts for any two week period in the Approved Budget, and for the cumulative period from the Petition Date through the last day of any month to be less than the respective amounts set forth in the Approved Budget for such two week period or such cumulative period by more than 20% (the foregoing permitted variances being, the “Permitted Variance”).

The Approved Budget may be amended, amended and restated, supplemented or otherwise modified from time to time with the prior written approval of the Required Lenders in their sole and absolute discretion.

The Debtors shall not, without the prior written consent of the Required Lenders, with respect to the applicable disbursement or agreement, make any disbursement or any series of related disbursements in excess of the amounts set forth in the Approved Budget, plus Permitted Variances.

The Debtors shall provide to the DIP Lenders on a bi-weekly basis, a variance report (the “Variance Report”), certified by the chief financial officer of the Borrower, and in an Acceptable Form, comparing actual cash disbursements and cash receipts on a line item basis for the immediately preceding two-week period, and for the cumulative period (including for each cumulative period from the Petition Date through each month end) from the Petition Date to the amounts for the same bi-weekly and cumulative periods set forth in the Approved Budget, with a reasonably detailed explanation of the significant variances.

The Debtors shall provide to the DIP Lenders on a bi-weekly basis a rolling cash flow forecast in Approved Form (“13 Week Cash Flow Report”) and shall provide such other financial and operating reports and such other information relating to the business as the Required Lenders may reasonably request from time to time.

Events of Default:

DIP Documentation to contain events of default customary for financings of this type and size, including, but not limited to (each, an “Event of Default”):

(i)

failure to obtain the Final Order in Acceptable Form by the 30th day following the Petition Date;

(ii)

filing of any motion by any Debtor seeking to obtain credit or incur indebtedness, or the obtaining of credit and incurrence of indebtedness, by any Debtor that is: (x) secured by a security interest, mortgage or other lien on all or any portion of the Collateral or (y) entitled to administrative priority status which is equal or senior to claims of the DIP Agent and DIP Lenders (other than the Carve Out) described in this Term Sheet;

(iii)

institution of any judicial proceeding by any Debtor seeking to challenge the validity of any portion of the DIP Documentation, the DIP Obligations, any of the obligations under the Convertible Notes (such obligations, the “Convertible Notes Obligations”) or the applicability or enforceability of same or which seeks to void, avoid, limit, subordinate or otherwise adversely affect any security interest created by or in relation to the DIP Documentation;

(iv)

the entry of an order (x) amending, supplementing, staying, vacating or otherwise modifying the Interim Order or the Final Order, or (y) converting or dismissing the Cases, in each case, without the prior written consent (including by email) of the Required Lenders in their sole and absolute discretion, which consent shall not be implied by any other action, inaction or acquiescence;

(v)

the entry of an order dismissing any Case or converting any such case to a chapter 7 case;

(vi)

failure of any Debtor to comply with the Approved Budget as set forth in this Term Sheet, subject to the Permitted Variance;

(vii)

any breach by any Debtor of any provision of the Interim Order or the Final Order, after expiration of any applicable cure period;

(viii)

any disruption of the business operations of any Debtor that has a material adverse effect after the date hereof;

(ix)

the appointment of an interim or permanent trustee in any Case or the appointment of a receiver or an examiner in such Case with expanded powers to operate or manage the financial affairs, the business, or reorganization of any Debtor;

(x)

the payment of, or application for authority to pay, any pre-petition claim without the Required Lenders’ prior written consent (including by email) or unless otherwise permitted under the Approved Budget or the First Day Orders;

(xi)

the allowance of any claim or claims under Section 506(c) of the Bankruptcy Code or otherwise against the DIP Agent or DIP Lenders, their respective claims or the Collateral (other than with respect to the payment of the Carve Out);

(xii)

the entry of an order by the Bankruptcy Court granting relief from or modifying the automatic stay of Section 362 of the Bankruptcy Code to allow any creditor to foreclose upon or enforce a lien or other interest in any Collateral with an aggregate value in excess of $100,000;

(xiii)

(x) the entry of an order amending, supplementing, staying, vacating or otherwise modifying the Bidding Procedures Order or any order approving a Sale in connection therewith (other than a Sale pursuant to the Bidding Procedures that would pay off the Term Loans in full in cash), in any material respect, or any material violation by any Debtor of any term or condition set forth in the Bidding Procedures Order (after giving effect to any applicable cure period) in each case without the prior written consent (including by email) of the Required Lenders or the filing by any Debtor or any motion or application seeking the entry of any such order without the prior written consent (including by email) of the Required Lenders, (y) the termination or failure of any definitive purchase agreement approved by the Bankruptcy Court to remain in full force and effect at all times in all respects until the closing thereof (without any amendments or other modifications thereto as to which the Required Lenders have not given their prior written consent (including by email)) or (z) any Debtor opposes, directly or indirectly, the DIP Lenders’ right to credit bid the DIP Obligations;

(xiv)

failure of the Debtors to timely comply with any DIP Milestones (as defined below) or the failure of the Debtors to incorporate the DIP Milestones into the Bidding Procedures Motion;

(xv)

Any Debtor proposes or supports, directly or indirectly, any plan of reorganization or Sale or entry of any confirmation order or sale order that is not conditioned upon the indefeasible payment in full in cash, upon the consummation of such plan of reorganization or such Sale, of all DIP Obligations (other than to the extent that (i) the DIP Lenders or an entity owned by the DIP Lenders, is the winning bidder with respect to such Sale and (ii) such Sale involves the DIP Agent, on behalf of the DIP Lenders, or the DIP Lenders (either directly or through an entity owned by the DIP Lenders) credit bidding some or all of the DIP Obligations as acquisition consideration to consummate such Sale);

(xvi)

the granting, seeking or obtaining of any order that provides any bid protections to any party, including without limitation, any break-up fee or any expense reimbursement, without the written consent of the Required Lenders;

(xvii)

the consummation of any Sale without concurrently paying, in full and in cash, all DIP Obligations (other than to the extent that (i) the DIP Lenders or an entity owned by the DIP Lenders, is the winning bidder with respect to such Sale and (ii) such Sale involves the DIP Agent, on behalf of the DIP Lenders, or the DIP Lenders (either directly or through an entity owned by the DIP Lenders) credit bidding some or all of the DIP Obligations as acquisition consideration to consummate such Sale);

(xviii)

The occurrence of a Noteholder Termination Event under and as defined in the Restructuring Support Agreement, by and among the Loan Parties, the Lenders and the other parties thereto from time to time (the “RSA”) or any other default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in the RSA.

Limitations on Use of DIP Loans and Cash Collateral:

Without the Required Lenders’ prior written consent (including by email), none of the Term Loans, Collateral or Carve Out may be used for any of the following purposes:

(a)

object to or contest the validity or enforceability of the Interim Order or Final Order or any obligations outstanding under the DIP Documentation or the Convertible Notes Obligations;

(b)

seek to modify any of the rights granted under the Interim Order, Final Order or any other DIP Documentation to the DIP Lenders;

(c)

make any payment in settlement or satisfaction of any prepetition or administrative claim, unless in compliance with the Approved Budget; or

(d)

object to, contest, delay, prevent or interfere with in any way the exercise of rights and remedies by the DIP Agent and/or DIP Lenders with respect to the Collateral once an Event of Default has occurred (except that Debtors may contest or dispute whether an Event of Default has occurred and the Debtors shall be entitled to any notice provisions provided in any Interim Order or Final Order).

Voting:

Amendments, consents and waivers under the DIP Documentation will be subject to lender governance provisions that are customary for a credit facility of this type and size and shall include customary restrictions with respect to affiliated lenders.

Credit Bidding:

DIP Agent on behalf of the DIP Lenders (or any entity owned by the DIP Lenders), the DIP Lenders (or their assignees) or any entity owned by the DIP Lenders shall be permitted to credit bid their respective DIP Obligations provided that (i) no affiliated lender may credit bid its DIP Obligations and (ii) the Required DIP Lenders shall be permitted to credit bid (or direct the Administrative Agent to credit bid) the DIP Obligations of the affiliated lenders on behalf of the affiliated lenders.

Expenses and Indemnification:

The Debtors shall pay: (a) all reasonable and documented out-of-pocket expenses of DIP Agent and DIP Lenders (i) associated with the preparation, execution, delivery and administration of the DIP Documentation and any amendment or waiver with respect thereto (including the reasonable and documented fees, disbursements and other charges of counsel and one financial advisor to DIP Lenders) and (ii) incurred by DIP Agent and DIP Lenders in connection with the Case (including the reasonable and documented fees, disbursements and other charges of counsel and one financial advisor to DIP Lenders); and (b) all out-of-pocket expenses of DIP Agent and DIP Lenders (including the reasonable and documented fees, disbursements and other charges of counsel and one financial advisor to DIP Lenders) in connection with the enforcement of the DIP Documentation, in each case, with respect to legal fees and expenses, limited to the legal fees and expenses of one legal counsel representing the DIP Agent and any applicable local counsel, one legal counsel representing the DIP Lenders and any applicable local counsel and regulatory counsel and one legal counsel representing the affiliated lender.

KEIP/KERP:	Terms of KEIP and KERP to be agreed.
Governing Law:	State of New York, except as governed by the Bankruptcy Code.

Annex I

DIP Milestones

The Debtors shall comply with the following DIP Milestones, all subject to the Court’s calendar, which shall include the following:

(a)on or before December 15, 2025 (such date, the “Petition Date”), the Debtors shall have filed: (i) voluntary petitions under chapter 11 of the Bankruptcy Code with the Bankruptcy Court, (ii) a motion seeking entry of the Interim Order, (iii) the Bidding Procedures Motion, and (iv) a motion seeking entry of an order approving the Debtors’ proposed KEIP and KERP (in form and substance reasonably acceptable to the Required Lenders in their sole and absolute discretion) (the “KEIP/KERP Motion”);

(b)no later than three (3) business days following the Petition Date, the Bankruptcy Court shall have entered the Interim Order;

(c)No later than ten (10) business days following the Petition Date, the Loan Parties shall have delivered the list and copies of all Operating Permits, and identification of all Permit Approval Requirements with respect to the Operating Permits in the Material Jurisdictions;

(d)No later than twenty-five (25) Business Days following the Petition Date, the Loan Parties shall have delivered to the Required Lenders (i) identification of all Permit Approval Requirements, with supporting written analysis for such determinations and (ii) the Work Plan;

(e)no later than thirty (30) days following the Petition Date, the Bankruptcy Court shall have entered: (i) the Final Order; (ii) the Bidding Procedures Order; and (iii) the order granting the motion seeking approval of the Debtors’ proposed KEIP and KERP (in form and substance acceptable to the Required Lenders in their sole and absolute discretion) (the “KEIP/KERP Order”);

(f)No later than thirty (30) days following the Petition Date, Loan Parties shall have filed their motion seeking approval of a Disclosure Statement and solicitation procedures with respect to the plan of reorganization contemplated in connection with the Restructuring Transactions (as defined in the RSA);

(g)No later than sixty (60) days following the Petition Date, the Bankruptcy Court shall have entered its order approving the Disclosure Statement and solicitation procedures;

(h)No later than seventy-five (75) days following the Petition Date, the Bid Deadline (as defined in the Bidding Procedures Order) shall have expired;

(i)No later than ninety (90) days following the Petition Date, the Auction (as defined in the Bidding Procedures Order), if any, shall have occurred;

(j)No later than ninety-five (95) days following the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order approving the Plan of Reorganization, the Sale or the Sale Order, in either case, each in form and substance acceptable to the Required Lenders in their sole and absolute discretion; and

(k)no later than one-hundred and five (105) days following the Petition Date, the Sale shall have been consummated pursuant to definitive documentation acceptable in form and substance to the Required DIP Lenders in their sole and absolute discretion.

Schedule 1

Back-Stop Commitments

[omitted]

Exhibit B

Joinder Agreement

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of December 15, 2025 (the “Agreement”),1 by and among the Company Parties, the DIP Lenders, and the Consenting Noteholders, and agrees to be bound by the terms and conditions thereof, and shall be deemed a [“Consenting Noteholder” / “DIP Lender”] under the terms of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date hereof and any further date specified in the Agreement, in each case, applicable to such [Consenting Noteholder / DIP Lender.]

☐  By checking this box, the Joining Party hereby represents and warrants that it holds Claims in the amounts as set forth below:

Date Executed:

Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
Convertible Notes Claims
DIP Claims

[1]	Capitalized terms used but not otherwise defined herein shall having the meaning given to such terms in the Agreement.